                                                              EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 22, 2000

                                     BETWEEN

                             MILPI ACQUISITION CORP.

                                       AND

                             PLM INTERNATIONAL, INC.


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                                TABLE OF CONTENTS

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                                                                                                              PAGE
ARTICLE I THE OFFER...............................................................................................1

   Section 1.1   The Offer........................................................................................1
   Section 1.2   Company Action...................................................................................3
   Section 1.3   Directors........................................................................................4

ARTICLE II THE MERGER.............................................................................................5

   Section 2.1   The Merger.......................................................................................5
   Section 2.2   Closing..........................................................................................6
   Section 2.3   Effective Time of the Merger.....................................................................6
   Section 2.4   Effect of the Merger.............................................................................6

ARTICLE III THE SURVIVING CORPORATION.............................................................................6

   Section 3.1   Certificate of Incorporation.....................................................................6
   Section 3.2   By-laws..........................................................................................7
   Section 3.3   Board of Directors; Officers.....................................................................7

ARTICLE IV CONVERSION OF SHARES...................................................................................7

   Section 4.1   Merger Consideration.............................................................................7
   Section 4.2   Stockholders' Rights at the Effective Time.......................................................8
   Section 4.3   Surrender and Exchange of Share Certificates.....................................................8
   Section 4.4   No Further Rights................................................................................9
   Section 4.5   Dissenting Shares................................................................................9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF COMPANY..............................................................10

   Section 5.1   Organization and Qualification..................................................................10
   Section 5.2   Capitalization..................................................................................10
   Section 5.3   Authority Relative to this Agreement and the Transactions.......................................11
   Section 5.4   No Conflicts, Required Filings and Consents.....................................................11
   Section 5.5   Reports and Financial Statements; Liabilities...................................................12
   Section 5.6   Litigation......................................................................................13
   Section 5.7   Absence of Certain Changes or Events............................................................13
   Section 5.8   Employee Benefit Plans..........................................................................15
   Section 5.9   Labor Relations.................................................................................17
   Section 5.10   Taxes..........................................................................................17
   Section 5.11   Compliance with Applicable Laws................................................................18
   Section 5.12   Voting Requirements............................................................................19

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

   Section 5.13   Assets of Company and Its Subsidiaries.........................................................19
   Section 5.14   Material Contracts.............................................................................19
   Section 5.15   Intellectual Property..........................................................................21
   Section 5.16   Interested Party Transactions..................................................................21
   Section 5.17   Environmental Matters..........................................................................22
   Section 5.18   Restrictions on Business Activities............................................................23
   Section 5.19   Certain Business Practices.....................................................................23
   Section 5.20   Insurance......................................................................................23
   Section 5.21   Brokers; Expenses..............................................................................23
   Section 5.22   Board Approval.................................................................................24
   Section 5.23   Opinion of Company's Fairness Opinion Advisor..................................................24
   Section 5.24   Investment Company.............................................................................24

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................25

   Section 6.1   Organization and Qualification..................................................................25
   Section 6.2   Authority Relative to this Agreement and the Transactions.......................................25
   Section 6.3   No Conflicts, Required Filings and Consents.....................................................25
   Section 6.4   Litigation......................................................................................26
   Section 6.5   Brokers.........................................................................................26
   Section 6.6   Financing.......................................................................................26

ARTICLE VII CONDUCT OF BUSINESS PENDING THE MERGER...............................................................26

   Section 7.1   Conduct of Company Pending the Merger...........................................................26
   Section 7.2   Conduct of Company's Affiliates (Excluding its Subsidiaries)
                  Pending the Merger.............................................................................28
   Section 7.3   Special Meeting.................................................................................29
   Section 7.4   Further Action; Consents; Filings...............................................................29
   Section 7.5   Escrow..........................................................................................30
   Section 7.6   Company Stock Options...........................................................................30

ARTICLE VIII ADDITIONAL AGREEMENTS...............................................................................31

   Section 8.1   Access to Information; Confidentiality..........................................................31
   Section 8.2   Proxy Statement.................................................................................32
   Section 8.3   Related Agreement...............................................................................32
   Section 8.4   Public Announcements............................................................................33
   Section 8.5   Indemnification of Company's Directors and Officers.............................................33
   Section 8.6   Notice of Breaches and Certain Events...........................................................33
   Section 8.7   Transfer and Gains Taxes and Certain Other Taxes and Expenses...................................34
   Section 8.8   Acquisition Proposals...........................................................................34
   Section 8.9   Cash Balance....................................................................................36
   Section 8.10   Severance Policy...............................................................................36
   Section 8.11   Health Benefits................................................................................37

ARTICLE IX CONDITIONS PRECEDENT..................................................................................37

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                                     -ii-
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
   Section 9.1   Conditions to Each Party's Obligation to Effect the Merger......................................37

ARTICLE X Termination, Amendment and Waiver......................................................................38

   Section 10.1   Termination....................................................................................38
   Section 10.2   Effect of Termination..........................................................................39
   Section 10.3   Fees and Expenses..............................................................................39
   Section 10.4   Amendment......................................................................................40
   Section 10.5   Waiver.........................................................................................40
   Section 10.6   Liquidated Damages.............................................................................40

ARTICLE XI GENERAL PROVISIONS....................................................................................41

   Section 11.1   Non-Survival of Representations, Warranties and Agreements.....................................41
   Section 11.2   Notices........................................................................................41
   Section 11.3   Specific Performance...........................................................................42
   Section 11.4   Entire Agreement...............................................................................42
   Section 11.5   Assignments; Parties in Interest...............................................................42
   Section 11.6   Governing Law..................................................................................42
   Section 11.7   Headings; Disclosure...........................................................................43
   Section 11.8   Certain Definitions and Rules of Construction..................................................43
   Section 11.9   Counterparts...................................................................................49
   Section 11.10   Severability..................................................................................49
   Section 11.11   Litigation....................................................................................49

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

Exhibit 1.1                Conditions to the Offer
Exhibit 3.3                Officers of the Surviving Corporation
Exhibit 5.1                Affiliates of Company
Exhibit 5.2                Company Stock Options
Exhibit 5.5                Liabilities of Company and Its Subsidiaries
Exhibit 5.8                Benefit Plans of Company and Its ERISA Affiliates
Exhibit 5.14               Contracts of Company and Its Affiliates
Exhibit 5.15               Intellectual Property Rights of Company and Its Subsidiaries
Exhibit 7.1                Conduct of Business Pending the Merger
Exhibit 7.1(a)(iii)(A)     Transition Services and Employment Agreement (Bess)
Exhibit 7.1(a)(iii)(B)     Transition Services and Employment Agreement (Brock)
Exhibit 7.1(a)(iii)(C)     Transition Services, Employment and Consulting Agreement (Santo)
Exhibit 7.5                Escrow Agreement
Exhibit 8.9                Cash Balance
Exhibit 8.10               Severance Policy
Exhibit 9.1                Material Third Party Consents

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                               -iii-


                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of December 22, 2000, is entered into by and between MILPI ACQUISITION CORP., a Delaware corporation ("BUYER"), and PLM INTERNATIONAL, INC. a Delaware corporation ("COMPANY"). Capitalized terms used in this Agreement and not defined in context shall have the meanings ascribed to them in Section 11.8(a).

         WHEREAS, the respective Boards of Directors of Buyer and Company have approved this Agreement, the Offer and the Merger and deem it advisable and in the best interests of their respective stockholders to consummate the Offer and the Merger on the terms and conditions set forth herein; and

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Buyer's willingness to enter into this Agreement, Robert Tidball, Doug Goodrich, Steel Partners II, L.P., Steel Partners L.L.C. and Warren G. Lichtenstein are entering into a voting and tender agreement (the "RELATED AGREEMENT") pursuant to which they, among other things, agree to tender their shares of Company Common Stock pursuant to the Offer, grant to Buyer the Related Option, and vote their shares of Company Common Stock in favor of the Merger;

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                    THE OFFER

         Section 1.1  THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Article X and that none of the events set forth in
EXHIBIT 1.1 hereto shall have occurred or be existing, Buyer shall, on or before the third Business Day following the later of (1) receipt from Company of the materials described in the first sentence of Section 1.2(a), and (2) receipt from Company of its Schedule 14d-9 in a form that satisfies the requirements of all applicable Law, commence (within the meaning of Rule 14d-2(a) of the Securities Act) an offer (the "OFFER") to purchase any and all outstanding shares of the common stock of Company, par value $.01 per share ("COMPANY COMMON STOCK"), for a purchase price of $3.46 per share (subject to appropriate adjustment in the event of any stock splits, reverse stock splits, combinations, stock dividends, recapitalizations, redenominations of share capital and similar events), less any dividends declared or paid after the date hereof and on or before the Offer Completion Date (the "OFFER PRICE"), net to the seller thereof, in cash, subject to reduction for any applicable withholding taxes and, but only if such payment is to be made other than to the registered holder of the Company Common Stock, any applicable stock transfer taxes payable by such holder. The Offer will be made pursuant to an offer to purchase and related letter of transmittal containing the terms and conditions set forth in this Agreement. The initial expiration date of the Offer shall be the 25th Business Day from and after the date the Offer is commenced (the "INITIAL EXPIRATION DATE"). The obligation of Buyer to accept for payment, purchase and pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject, except as provided in Section 1.1(b), only to the satisfaction of (i) the condition that at least 50.1% of the then outstanding shares of Company Common Stock (including any shares of Company Common Stock owned by Buyer, or any Affiliate of Buyer, on the date such shares are purchased pursuant to the Offer) have been validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION"), and (ii) the other conditions set forth in EXHIBIT 1.1 hereto; PROVIDED, HOWEVER, that Buyer expressly reserves the right to waive any of the conditions to the Offer (other than the Minimum Condition) and to make any changes in the terms or conditions of the Offer (other than the Minimum Condition) in its sole discretion, subject to Section 1.1(b). Notwithstanding the previous sentence, Buyer may waive the Minimum Condition so long as (x) it has irrevocably waived all other conditions to the Offer (and may, as a legal matter, irrevocably waive such conditions and otherwise purchase shares of Company Common Stock pursuant to the Offer), (y) Buyer has irrevocably exercised or irrevocably committed to exercise the Related Option, and (z) the shares of Company Common Stock acquired pursuant to the Offer and through such Related Option exercise would satisfy the Minimum Condition.

                  (b) Without the prior written consent of Company, Buyer shall not (i) decrease the Offer Price, (ii) decrease the percentage of shares of Company Common Stock sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose any conditions to the Offer in addition to the Minimum Condition and the conditions set forth in EXHIBIT 1.1 hereto, (v) except as provided below or as required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, change the expiration date of the Offer, or (vi) otherwise amend or change any material term or condition of the Offer in a manner adverse to the holders of shares of Company Common Stock. Notwithstanding anything in this Agreement to the contrary, without the consent of Company, Buyer shall have the right to extend the Offer beyond the Initial Expiration Date in any of the following events: (A) from time to time, but in no event later than the date that is 60 days from the Initial Expiration Date, if, at the Initial Expiration Date (or the extended expiration date of the Offer, if applicable), any of the conditions to the Offer (other than the Minimum Condition, to which this clause does not apply) shall not have been satisfied or waived, until such conditions are satisfied or waived, (B) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable Law, (C) if all conditions to the Offer other than the Minimum Condition are satisfied or waived, for one or more periods not to exceed ten Business Days each (but no more than an aggregate of 30 Business Days for all such extensions), or (D) if all conditions to the Offer are satisfied or waived but the number of shares of Company Common Stock validly tendered and not withdrawn is less than 90% of the then outstanding shares of Company Common Stock, for an aggregate period not to exceed 20 Business Days (for all such extensions), provided that Buyer shall accept and promptly pay for all shares of Company Common Stock tendered prior to the date of such extension pursuant to this clause (D) (the "OFFER CONDITIONS SATISFACTION DATE") and shall waive any condition to the consummation of the Merger (other than the condition in Section 9.1(c)) that may fail to be satisfied during such extension. In addition, Buyer shall, if requested by Company, from time to time extend the Offer if, at the Initial Expiration Date (or any extended expiration date of the Offer, including pursuant to this sentence, if applicable), any of the following have not been satisfied: (1) the Minimum Condition, (2) the HSR Condition, (3) the conditions set forth in clause (a), clause (b), clause (g) or clause (h) of EXHIBIT 1.1 hereto, and/or (4) provided that such conditions can be satisfied by Company on or before the 40th Business Day following the Initial Expiration Date, and provided that Company immediately ceases, and does not subsequently enter into, any discussions or negotiations with any Person concerning an Acquisition
Proposal pursuant to Section 8.8(a), the conditions set forth in clause
(c)(ii), clause (d), clause (e) or clause (j) of EXHIBIT 1.1 hereto, for one or more periods not to exceed ten Business Days each (but for no longer than an aggregate of 40 Business Days after the Initial Expiration Date). Upon prior satisfaction or waiver of all of the conditions to the Offer and subject to the terms and conditions of this Agreement, Buyer shall accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the Offer Conditions Satisfaction Date and then, solely to the extent purchasable and payable pursuant to the terms of this Agreement but not previously purchased or paid for, again after the expiration of the Offer.

                  (c) As soon as reasonably practicable on the date of commencement of the Offer, Buyer shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the "SCHEDULE TO") with respect to the Offer. Buyer agrees that the Schedule TO will comply as to form and content in all material respects with the applicable provisions of the federal securities Laws, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under with they were made, not misleading, and will contain the offer to purchase and form of the related letter of transmittal (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Buyer and Company each agree to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule TO or the other Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer agrees to take all steps necessary to cause the Offer Documents as so corrected or supplemented to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable federal securities Laws. Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. Buyer agrees to provided to Company and its counsel any comments or other communications that Buyer or its counsel may receive from the SEC with respect to the Offer Documents promptly after receipt thereof.

         Section 1.2  COMPANY ACTION.

                  (a) Company shall cause its transfer agent promptly to furnish Buyer with a list of Company's shareholders, mailing labels and any available listings or computer files containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories.

Company shall also provide to Buyer such additional information (including updated lists of shareholders, mailing labels and lists of securities positions), and such other assistance, as Buyer or its agents may reasonably request in connection with the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated hereby, including the Offer, the Merger, the Related Option and the purchase of shares of Company Common Stock contemplated by the Offer (collectively, the "TRANSACTIONS"), Buyer and its Affiliates and agents shall (i) hold in confidence the information contained in any such lists, labels, listings or files, (ii) use such information only in connection with the Offer and the Merger, and (iii) if this Agreement is terminated, deliver to Company all copies of, and any extracts or summaries from, such information then in their possession or control.

                  (b) As soon as reasonably practicable on the date of commencement of the Offer, Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that shall reflect the Company Board Approval. Company and Buyer each agree to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule 14D-9 to include any information that shall become necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable federal securities Laws. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. Company agrees to provide to Buyer and its counsel any comments or other communications that Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. Buyer and Company each agree to provide promptly such information necessary for the preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the party responsible therefor shall reasonably request.

         Section 1.3  DIRECTORS.

                  (a) Promptly following the purchase of, and payment for, a number of shares of Company Common Stock that satisfies the Minimum Condition, and from time to time thereafter, Buyer shall be entitled to designate the number of directors, rounded up to the next whole numbers, on the Board of Directors of Company that equals the product of (i) the total number of directors on the Board of Directors of Company (giving effect to the election of any additional directors pursuant to this Section 1.3), and the percentage that the voting power of the shares of Company Common Stock beneficially owned by Buyer (including the shares of Company Common Stock paid for pursuant to the Offer or the Related Option), upon such acceptance for payment, bears to the total voting power of all of the shares of Company Common Stock then outstanding, and Company shall take all action within its power to cause Buyer's designees to be elected or appointed to the Board of Directors of Company, including by increasing the number of directors and by seeking and accepting resignations of incumbent directors. At such time, Company will also, upon request of Buyer, use commercially reasonable efforts to cause individual directors designated by Buyer to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board of Directors of Company other than any such committee of such Board of Directors established to take action under this Agreement, and (ii) each Board of Directors (or similar body) of each Subsidiary of Company, and each committee thereof, that represents that same percentage as such individuals represented on the Board of Directors of Company. Notwithstanding the foregoing, in the event that Buyer's designees are to be appointed or elected to the Board of Directors of Company, until the Effective Time, such Board of Directors shall have at least one director who (x) is a director on the date of this Agreement or otherwise not an Affiliate of Buyer, and (y) is not an officer of Company or any of its Subsidiaries (the "CONTINUING DIRECTOR"). Company shall maintain, for so long as the Continuing Director shall serve as a Director, a policy of directors' and officers' liability insurance covering such Continuing Director, and the Surviving Corporation shall thereafter purchase tail coverage lasting for six years for such policy of directors' and officers' liability insurance.

                  (b) Company's obligations to appoint the designees of Buyer to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Company shall promptly take all actions and shall include in the Schedule 14D-9 (or an amendment thereof or an information statement pursuant to Rule 14f-a if Buyer has not theretofore designated directors) all such information with respect to Company and its officers and directors as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.3. Buyer shall supply to Company, and be solely responsible for, any information with respect to themselves and their nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

                  (c) Following the election or appointment of the designees of Buyer pursuant to this Section 1.3 and until the Effective Time, the approval of the Continuing Director shall be required to authorize (and such authorization shall constitute the authorization of Company's Board of Directors and no other action on the part of Company, including any action by any other directors of Company, shall be required to authorize) (i) any termination of this Agreement by Company, (ii) any amendment of this Agreement requiring action by Company's Board of Directors, (iii) any amendment of the certificate of incorporation or by-laws of Company or any of its Subsidiaries, (iv) any extension of time for performance of any obligation or action hereunder or under the Offer by Buyer, or (v) any waiver of compliance with, or enforcement of, any of the agreements or conditions contained in this Agreement, or under the Offer for the benefit of Company and any material transaction with Buyer or any Affiliate thereof.

                                   ARTICLE II

                                   THE MERGER

         Section 2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement (including Section 7.3), at the Effective Time, Buyer shall file with the Secretary of State of the State of Delaware a certificate of merger (the "CERTIFICATE OF MERGER"), and shall be merged with and into Company (the "MERGER") and the separate existence of Buyer shall thereupon cease. Company shall continue as the surviving corporation in the Merger (thereafter referred to as the "SURVIVING CORPORATION") under the laws of the State of Delaware under the name "PLM International, Inc." Throughout this Agreement, the term "COMPANY" shall refer to such entity prior to the Merger and the term "SURVIVING CORPORATION" shall refer to it in its status as the surviving corporation in the Merger.

         Section 2.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article IX. The Closing shall be held at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "CLOSING DATE".

         Section 2.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of the Certificate of Merger, or at such later time as is specified therein, with respect to the Merger pursuant to and in compliance with this Agreement and
Section 251 of the General Corporation Law of the State of Delaware (the "DELAWARE LAW"). The Certificate of Merger shall be filed immediately following the commencement of the Closing. When used in this Agreement, the term "EFFECTIVE TIME" shall mean the time at which the Certificate of Merger becomes effective in accordance with the Delaware Law.

         Section 2.4 EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by applicable Law. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in Law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of Company or Buyer, by reason or as a result of the Merger, or otherwise to carry out the purposes of this Agreement, Company and Buyer agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in Law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of Company and Buyer or otherwise to take any and all such action.

                                   ARTICLE III

                            THE SURVIVING CORPORATION

         Section 3.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Company shall be amended at the Effective Time to be identical with the certificate of incorporation of Buyer and shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended.

         Section 3.2 BY-LAWS. The by-laws of Company shall be amended as of the Effective Time to be identical with the by-laws of Buyer and shall be the by-laws of the Surviving Corporation until thereafter duly amended.

         Section 3.3 BOARD OF DIRECTORS; OFFICERS. The members of the Board of Directors of the Surviving Corporation following the Merger shall be the directors of Buyer immediately prior to the Effective Time, and such directors shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified. The officers of the Surviving Corporation following the Merger shall be the officers listed on SCHEDULE 3.3 hereto, and such officers shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified.

                                   ARTICLE IV

                               CONVERSION OF SHARES

         Section 4.1  MERGER CONSIDERATION.


                  (a) As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of Company or Buyer:

                           (i)      Each share of common stock, par value
$.01 per share, of Buyer that is issued and outstanding immediately prior to the Effective Time shall be automatically converted without any further action into one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation, and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Merger.

                           (ii)     Each share of the Company Common Stock
that is owned by Company as treasury stock shall be canceled and shall cease to exist, and no cash, securities or other consideration shall be delivered in exchange therefor.

                           (iii)    Each share of Company Common Stock, other
than the shares canceled pursuant to Section 4.1(a)(ii), that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Buyer cash in the amount of $3.46 (the "MERGER CONSIDERATION").

                  (b) If, at any time during the period between the date of this Agreement and the Effective Time, Company changes the number of shares of Company Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transaction with an effective date or record date, as applicable, prior to the Effective Time, the Merger Consideration shall be appropriately adjusted.

                  (c)      In connection with the Merger:

                           (i)          At the Effective Time, without any
action on the part of the holder thereof, each outstanding option to purchase shares of Company Common Stock granted under any Company stock option plan, including any stock option plan intended to be qualified under Section 423 of the Code (each such option a "COMPANY STOCK OPTION" and each such plan a "COMPANY STOCK OPTION PLAN") which remains as of such time unexercised in whole or in part, shall be converted into the vested right to receive from Buyer, pursuant to Section 4.3, cash in an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such Company Stock Option (the "COMPANY STOCK OPTION CONSIDERATION").

                           (ii)         The Board of Directors of Company (or
a duly appointed committee thereof responsible for the administration of the Company Stock Option Plans in accordance with the terms of each such plan) shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Company Stock Option Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the Company Stock Options in accordance with subparagraph (i) above.

         Section 4.2 STOCKHOLDERS' RIGHTS AT THE EFFECTIVE TIME. On and after the Effective Time, the certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the "CERTIFICATES") shall cease to represent any rights with respect to Company Common Stock and shall only represent the right to receive the Merger Consideration.

         Section 4.3  SURRENDER AND EXCHANGE OF SHARE CERTIFICATES.

                  (a) On or before the Closing Date, Buyer shall provide to a paying agent designated by it (the "PAYING AGENT") sufficient cash to allow the Merger Consideration and the Company Stock Option Consideration to be paid to the holders of each share of Company Common Stock and each Company Stock Option then entitled to be so paid.

                  (b) On the Closing Date, Buyer shall instruct the Paying Agent to mail to each Person who was a holder of record of shares of Company Common Stock or to each holder of Company Stock Options (pursuant to a list to be provided by Company) immediately prior to the Effective Time (i) a letter of transmittal, (ii) instructions for use in effecting the surrender of the Certificates nominally representing Company Common Stock in exchange for the Merger Consideration, and (iii) instructions for use in effecting the surrender of the instruments nominally evidencing the Company Stock Options in exchange for the Company Stock Option Consideration.

                  (c) After the Closing, each holder of a Certificate or of a Company Stock Option shall surrender and deliver such Certificate or Company Stock Option to the Paying Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive the Merger Consideration or the Company Stock Option Consideration, as applicable. Until so surrendered and exchanged, each Certificate formerly representing an outstanding share of Company Stock Common Stock shall, after the Effective Time, be deemed for all purposes to evidence only the right to receive the Merger Consideration as provided in Section 4.1(a)(iii), and each Company Stock Option shall, after the Effective Time, be deemed for all purposes to evidence only the right to receive the Company Stock Option Consideration as provided in Section 4.1(c)(i).

                  (d) At the Effective Time, the stock transfer books of Company shall be closed and no transfer of shares of Company Common Stock shall be recorded thereafter, other than transfers of shares of Company Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented for transfer to the transfer agent for Company or the Surviving Corporation, they shall be delivered to the Paying Agent and exchanged for the Merger Consideration as provided for in this Section 4.3.

                  (e) Any Merger Consideration that remains undistributed to the holders of Company Common Stock or Company Stock Options as of the Effective Time after twelve months have elapsed following the Effective Time shall be delivered to the Surviving Corporation by the Paying Agent, upon demand, and any such holders who have not previously complied with this Section 4.3 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration or Option Consideration.

                  (f) Neither the Paying Agent, nor either of Company or Buyer shall be liable to any holder of shares of Company Common Stock with respect to any Merger Consideration or Company Stock Option Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                  (g) In the event any Certificates or Company Stock Options shall have been lost, stolen or destroyed, the Paying Agent shall deliver the Merger Consideration or Company Stock Option Consideration to which the holder thereof is entitled in exchange for such lost, stolen or destroyed Certificates or Company Stock Options only upon the making of an affidavit of that fact by the record holder thereof and the delivery of such bond as the Paying Agent may reasonably require.

                  (h) No transfer taxes shall be payable by any holder of Company Common Stock in respect of the payment of the Merger Consideration under this Section 4.3, except that if any Merger Consideration is to be paid to any Person other than the record holder of such Company Common Stock, it shall be a condition of such payment that the Person requesting such payment shall first pay to the Surviving Corporation any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered Certificate, or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not payable.

         Section 4.4 NO FURTHER RIGHTS. From and after the Effective Time, holders of Certificates theretofore evidencing shares of Company Common Stock shall cease to have any rights as stockholders of Company, except as provided herein or by Law.

         Section 4.5 DISSENTING SHARES. Notwithstanding Section 4.1, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal for such shares in accordance with the Delaware Law, shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company represents and warrants to Buyer that, except (other than with respect to any representation or warranty relating to the accuracy or completeness of any Exhibit hereto) as disclosed in the Company Disclosure Schedule which has been delivered to Buyer prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"):

         Section 5.1 ORGANIZATION AND QUALIFICATION. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Company's Affiliates (a list of which is set forth in EXHIBIT 5.1 hereto together with the jurisdiction of its organization, each state in which it is qualified or otherwise licensed to do business and the identity of the holder of its capital stock or other equity interests (excluding capital stock and other equity interests that are publicly traded)) is a corporation, limited liability company or limited partnership duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it was formed. Each of Company and its Affiliates has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and, if applicable, is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, or to have such power and authority, when taken together with all other such failures would not have a Company Material Adverse Effect. Company has heretofore made available to Buyer a complete and correct copy of the certificate of incorporation, by-laws or other governing documents, each as amended to the date hereof, of Company and each of its Affiliates. In each case where one of Company's Subsidiaries is a manager or general partner of one of Company's Affiliates, the Company entity that is the manager or general partner (a) has observed all corporate formalities, (b) has not co-mingled any of its funds with those of Company's Affiliates (excluding its Subsidiaries), and (c) has reasonably sufficient capital to conduct its business as presently conducted. Company is not a manager or general partner of any Person.

         Section 5.2  CAPITALIZATION.

                  (a) The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "COMPANY PREFERRED STOCK"). As of September 30, 2000, (a) 7,448,510 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable,
(b) an aggregate of 774,216 shares of Company Common Stock were reserved for issuance under stock options to be issued pursuant to Company Stock Option Plans, and (c) no shares of Company Preferred Stock were issued or outstanding. As of September 30, 2000, there were outstanding Company Stock Options to purchase 601,000 shares of Company Common Stock, a list of which Company Stock Options, together with their respective exercise prices, is set forth on EXHIBIT
5.2 hereto. Between September 30, 2000 and December 14, 2000, Company Stock Options were exercised for 106,000 shares of Company Common Stock, as a result of which, as of December 14, 2000, 7,554,510 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable. Except as set forth on the Company Disclosure Schedule, no Company Stock Options will be subject to accelerated vesting or exercisability in connection with the execution and delivery of this Agreement or the Merger. No shares of capital stock of Company or any of its Subsidiaries have been issued between September 30, 2000 and the date hereof other than pursuant to the exercise or conversion of any Company Stock Options. Since September 30, 2000 through the date hereof, no options to purchase shares of Company Common Stock have been granted.

                  (b) Except as set forth in this Section 5.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, employee stock purchase rights or plans, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Company or any of its Subsidiaries. All shares of capital stock of Company and its Subsidiaries subject to issuance pursuant to Company Stock Options or the Related Option, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and, if applicable, non-assessable. Without limiting the generality of the foregoing, neither Company nor any of its Subsidiaries nor, to Company's knowledge, any of its Affiliates (excluding its Subsidiaries) has adopted a shareholder rights plan or similar plan or arrangement. As of the date of this Agreement, there are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Company or any of its Subsidiaries or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

         Section 5.3 AUTHORITY RELATIVE TO THIS AGREEMENT AND THE TRANSACTIONS. Company has all necessary power and authority to execute and deliver this Agreement and the Related Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreement by Company, and the consummation by Company of the Transactions, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or the Related Agreement or to consummate the Transactions other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to be voted at the Special Meeting and the filing and recordation of appropriate merger documents as required by the Delaware Law. This Agreement and the Related Agreement have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms.

         Section 5.4  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement and consummation of the Transactions by Company will not (i) conflict with or violate the certificate of incorporation, by-laws or other governing documents of Company or any of its Affiliates, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to Company or any of its Affiliates or by which any property or asset of Company or any of its Affiliates is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Company or any of its Affiliates pursuant to, any contract, agreement, note, bond, mortgage, indenture, credit agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Affiliates is a party or by which Company or any of its Affiliates, or any property or asset of Company or any of its Affiliates, is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational (a "GOVERNMENTAL ENTITY"), except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), such filings, approvals, consents and waivers as may be required under other Merger Control Laws, filing and recordation of the Certificate of Merger as required by the Delaware Law, and filings required by the rules of the American Stock Exchange or any other stock exchange or market, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

         Section 5.5  REPORTS AND FINANCIAL STATEMENTS; LIABILITIES.

                  (a) Company and each of its Affiliates that is so required have filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements, information statements and other filings (the "SEC REPORTS") required to be filed by them with the SEC since January 1, 1998. As of their respective dates, each of the SEC Reports complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports. As of their respective dates (subject to any amendments filed after such dates but prior to the date hereof) and as of the date any information from such SEC Reports has been incorporated by reference, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Company and each of its Affiliates that is so required have filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the SEC Reports.

                  (b) The consolidated balance sheets of Company as of December 31, 1999, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the three-year period ended December 31, 1999 (including the related notes and schedules thereto) contained in Company's Form 10-K for the year ended December 31, 1999 (the "COMPANY FINANCIAL STATEMENTS") present fairly, in all material respects, the consolidated financial position and the consolidated results of operations, retained earnings and cash flows of Company and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

                  (c) The consolidated balance sheets and the related statements of operations and cash flows (including, in each case, the related notes and schedules thereto) of Company contained in its Form 10-Q for the quarterly period ended September 30, 2000 (the "COMPANY QUARTERLY FINANCIAL STATEMENTS") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with GAAP. The Company Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated and for normal year-end audit adjustments, which will not be material), in all material respects, the consolidated financial position, results of operations and cash flows of Company and its consolidated Subsidiaries for all periods presented therein.

                  (d) As of December 8, 2000, except for those liabilities that are set forth in EXHIBIT 5.5 hereto and SCHEDULE 5.5 hereto (which Exhibit and Schedule shall specify the party to whom such liabilities accrue), and except for liabilities that do not exceed $10,000 individually or $100,000 in the aggregate, neither Company nor any of its Subsidiaries has outstanding any indebtedness, obligations or liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to Company's knowledge, there is no basis for the assertion of any claim or liability of any nature whatsoever against Company or any of its Subsidiaries.

         Section 5.6 LITIGATION. Except as fully disclosed in the SEC Reports and except for the Koch Action and the McBride Action, there is no civil, criminal or administrative suit, action or proceeding pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or, to the knowledge of Company, any of its other Affiliates that is reasonably expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Company, any of its Subsidiaries or, to the knowledge of Company, any of its other Affiliates having, or which is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  (a) Except as fully disclosed in the SEC Reports, in the Company Financial Statements, in the Company Quarterly Financial Statements or as permitted by Section 7.1(a) for events after the date hereof, since September 30, 2000, Company and each of its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and since such date there has not been (i) any Company Material Adverse Effect, (ii) other than the declaration of a distribution in partial liquidation paid on November 3, 2000, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Company's or its Subsidiaries' capital stock or other equity interests, (iii) except for exercises of Company Stock
Options, any redemption, purchase or other acquisition of any of Company's or any of its Subsidiaries' capital stock or other equity interests, (iv) any split, combination or reclassification of any of Company's or its Subsidiaries' capital stock or other equity interests, or, except with respect to Company Stock Options, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company's or its Subsidiaries' capital stock or other equity interests, (v) any granting by Company or any of its Subsidiaries to any officer of Company or any of its Subsidiaries of any increase in compensation or any rights with respect to compensation in the event of a "change in control" (however defined) of Company, except in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of September 30, 2000, (vi) any granting by Company or any of its Subsidiaries to any officer or any group or class of employees of Company or any of its Subsidiaries of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect as of September 30, 2000 or as previously disclosed to Buyer, (vii) any entry by Company or any of its Subsidiaries into any employment, severance or termination agreement with any officer of Company or any of its Affiliates, or any increase in benefits available under or establishment of any Benefit Plan except in the ordinary course of business consistent with past practice or as previously disclosed to Buyer, or (viii) any material change in accounting methods, principles or practices by Company, except insofar as may have been required by a change in GAAP.

                  (b) Except as fully disclosed in the SEC Reports of Company's Affiliates (excluding its Subsidiaries) or as permitted by Section 7.2 for events after the date hereof, since September 30, 2000, each of such Affiliates has conducted its business only in the ordinary course and in a manner consistent with past practice and since such date there has not been any circumstance, event or occurrence or series of circumstances, events or occurrences which individually or in the aggregate with all other circumstances, events or occurrences would be reasonably likely to have a material adverse effect on the business, assets, operations, financial condition, revenues or results of operations of any of such Affiliates, other than any material adverse effect caused by conditions resulting from (i) the announcement of the Offer or the pendency of the consummation of this Agreement, (ii) the taking of any action contemplated by this Agreement, or (iii) the cessation of the employment with Company, for whatever reason, of any or all of Steve Bess, Susan Santo and Rick Brock; PROVIDED, HOWEVER, that for purposes of determining whether such a material adverse effect has occurred, the parties will not consider (1) the Koch Action or the results or effects thereof (but only if Company abides by the ruling of any court with jurisdiction over the Koch Action, or, without the consent of Buyer, does not modify the settlement of the Koch Action as currently proposed), or (2) any claim brought or that could be brought by Marubeni America Corporation ("MARUBENI") or its Affiliates arising out of or relating to any breach of, or claim for indemnification under, the Asset Purchase Agreement, dated May 24, 2000, as amended, among Marubeni, PLM Financial Services, Inc., PLM Equipment Growth Fund, PLM Equipment Growth Fund II, PLM Equipment Growth Fund III, PLM Equipment Growth Fund IV, PLM Equipment Growth Fund V, PLM Equipment Growth

Fund VI, PLM Equipment Growth Fund VII and Professional Lease Management Income Fund I, LLC, unless Company has knowledge as of the date hereof of the circumstance, event or occurrence or series of circumstances, events or occurrences giving rise to such claim.

         Section 5.8  EMPLOYEE BENEFIT PLANS.

                  (a) EXHIBIT 5.8 hereto sets forth a complete and correct list of all existing (i) "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
(ii) any other material pension plans or employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) maintained, or contributed to, by Company, its Subsidiaries or any trade or business (whether or not incorporated) which is treated with Company or its Subsidiaries as a single employer under Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE") with respect to current or former employees of Company, its Subsidiaries or their ERISA Affiliates (all such plans, arrangements or practices that currently exist or have been in existence at any time during the last three years are hereinafter referred to as the "BENEFIT PLANS"). Each Benefit Plan is in writing and Company has previously made available to Buyer a true and complete copy of each existing Benefit Plan document, including all amendments thereto, and a true and complete copy of each material document, if any, prepared in connection with each such Benefit Plan, including a copy of (A) each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Form 5500, including all attachments thereto, (D) the most recently received IRS determination letter for each such Benefit Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Benefit Plan. Neither Company nor any of its Subsidiaries has any express or implied commitment to (X) create or incur material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (Y) enter into any material contract or agreement to provide compensation or benefits to any individual, or (Z) materially modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or a merger of a previously acquired 401(k) or welfare plan.

                  (b) No "accumulated funding deficit" as defined in Section 412 of the Code exists with respect to any Benefit Plan, whether or not waived. No "reportable event" within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA has occurred with respect to any Benefit Plan. Neither Company nor any ERISA Affiliate of Company has (i) engaged in, or is a successor corporation or parent corporation to an entity that has engaged in, a transaction described in sections 4069 or 4212(c) of ERISA, or
(ii) incurred or reasonably expects to incur (A) any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, or (B) any material liability under Section 4971 of the Code that in either case could become a liability of the Surviving Corporation or Buyer or any of its Affiliates after the Effective Time. As of September 30, 2000, there was no material unfunded liability under any of the Benefit Plans, computed using reasonable actuarial assumptions and determined as if all benefits under such Benefit Plans were vested and payable as of such date. No event has occurred since September 30, 2000 which would cause Company to believe that as of the date of this Agreement there is any such material unfunded liability.

                  (c)     Each of the Benefit Plans intended to qualify under
Section 401(a) of the Code has received a favorable determination letter (or opinion letter in the case of a prototype plan) from the IRS that such Benefit Plan is so qualified or is within the remedial amendment period for applying for such a determination letter, and nothing has occurred with respect to the operation of any such Benefit Plan which, either individually or in the aggregate, would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

                  (d) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. Company, its Subsidiaries and their ERISA Affiliates are not currently liable for any excise tax or penalty in connection with any Benefit Plan arising under the Code or ERISA, including but not limited to Section 4971, 4972, 4975, 4979, 4980, 4980B or 4980D of the Code or Section
502 of ERISA, and to the knowledge of Company no fact or event exists which could give rise to any liability except, in each case, for any such liability which would not have a Company Material Adverse Effect.

                  (e) All contributions and premiums required by Law or by the terms of any Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) in all material respects.

                  (f) The liabilities of each Benefit Plan that has been terminated or otherwise wound up have been fully discharged in material compliance with applicable Law.

                  (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Benefit Plans which, either individually or in the aggregate, could result in a material liability to Company or any of its Subsidiaries.

                  (h) To the knowledge of Company, there are no pending legal proceedings which have been asserted or instituted against any of the Benefit Plans or their assets, Company, any of its Subsidiaries, any ERISA Affiliate, or the plan administrator or any fiduciary of any of the Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefits claims).

                  (i) Each of the Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Laws. All amendments and actions required to bring each of the Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

                  (j) Company, its Subsidiaries and their ERISA Affiliates do not maintain and have no liability under a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense). Company, its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder. Company, its Subsidiaries and their ERISA Affiliates do not maintain, sponsor or contribute to, and to the knowledge of Company have never maintained, sponsored or contributed to, any benefit plan subject to Title IV of ERISA, including but not limited to a multiple employer plan subject to Sections 4063 and 4064 of ERISA or a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and no fact or event exists which could give rise to any liability under Title IV of ERISA.

                  (k) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including severance, unemployment compensation or golden parachute) becoming due to any director, employee or independent contractor of Company or its Affiliates, (ii) materially increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent other than vesting of Company Stock Options in accordance with their terms or this Agreement. No payments or benefits under any Benefit Plan or other agreement of Company or its Subsidiaries will be considered an excess parachute payment of Section 280G of the Code or result in a deduction limitation under Section 162(m) of the Code.

                  (l) To the knowledge of Company, all individuals providing services to Company, its Subsidiaries and their ERISA Affiliates have been properly characterized and treated as being either an employee or an independent contractor of such Person.

         Section 5.9 LABOR RELATIONS. There are no labor controversies pending or threatened with respect to Company or its Subsidiaries, and neither Company nor any of its U.S. Subsidiaries is a party to any collective bargaining agreement with any labor union or other representative of employees. No non-U.S. Subsidiary of Company is a party to any collective bargaining agreement with any labor union or other representative of employees or any works' council or similar entity under applicable Laws. To the knowledge of Company, there is no pending or threatened union organization activity by or among any of its or its Subsidiaries' employees.

         Section 5.10 TAXES. Company, each of its Subsidiaries and, to the knowledge of Company, each of its Affiliates have duly filed all material federal, state, local and foreign income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by them prior to the date hereof. All of the foregoing returns and reports of Company, its Subsidiaries and, to the knowledge of Company, its other Affiliates are true and correct in all material respects, and Company, its Subsidiaries and, to the knowledge of Company, its other Affiliates have paid or, prior to the Closing Date will pay, all Taxes owed (whether or not shown as being due on such returns or reports). Company, its Subsidiaries and, to the knowledge of Company, its other Affiliates have paid and will pay all installments of estimated taxes due on or before the Closing Date. Company and its Subsidiaries and, to the knowledge of Company, its other Affiliates have paid or made adequate provision in accordance with GAAP in the SEC Reports, the Company Financial Statements and the Company Quarterly

Financial Statements for all Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have paid or provided for all Taxes payable in respect of all periods covered thereby. The sum of all income Taxes payable by Company and its Subsidiaries in respect of all periods ending on or prior to December 31, 2000 will not be greater than $9,600,000 unless the taxable income of Company and its Subsidiaries in respect of December 2000 exceeds $200,000, in which case such $9,600,000 will be increased by 39% of the amount by which such December 2000 taxable income exceeds $200,000. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. Company, each of its Subsidiaries and, to the knowledge of Company, each of its Affiliates has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Tax required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SEC Reports, the Company Financial Statements and the Company Quarterly Financial Statements have been established or which are being contested in good faith, except as would not have a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no claims, Tax audits or assessments pending against Company, any of its Subsidiaries or, to the knowledge of Company, any of its Affiliates, and neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any of its other Affiliates has been notified (formally or informally) in writing of any proposed Tax claims or assessments against any of them. There are no Liens or other encumbrances on any of the assets of Company or its Subsidiaries that arose out of the failure to pay any Taxes. Neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any of its other Affiliates (i) has been a member of a consolidated group filing a consolidated federal income Tax return (other than a consolidated group of which Company is the common parent), or (ii) has any liability for Taxes of any other Person (other than Company and its Subsidiaries) arising from the application of Treasury Regulations section 1.1502-6 promulgated under the Code or any analogous Law, as a transferee or successor by contract or otherwise. No consent under Section 341(f) of the Code has been filed with respect to Company, any of its Subsidiaries or, to the knowledge of Company, any of its Affiliates. Except as set forth in the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by Buyer, Company or any of the Affiliates of Company by reason of Section 280G of the Code.

         Section 5.11 COMPLIANCE WITH APPLICABLE LAWS. Company, its Subsidiaries and, to the knowledge of Company, its other Affiliates hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities ("PERMITS") necessary for them to own, lease or operate their properties and assets and to carry on their businesses substantially as now conducted or presently intended to be conducted, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Company Material Adverse Effect. The Permits are valid and in full force and effect except as would not have a Company Material Adverse Effect. Except as set forth in the SEC Reports filed prior to the date hereof, the businesses of each of Company, its Subsidiaries and, to the knowledge of Company, its other Affiliates have not been, and are not being, conducted in violation of any Permit or any Law, arbitration award, agency requirement, license or permit of any Governmental Entity (a "GOVERNMENTAL REGULATION"), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of

Company to consummate the Transactions. Except as set forth in the SEC Reports filed prior to the date hereof, no material investigation or review by any Governmental Entity with respect to Company, any of its Subsidiaries or, to the knowledge of Company, any of its other Affiliates is pending or, to Company's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review. No material change is required in Company's, any of its Subsidiaries' or, to the knowledge of Company, any of its other Affiliates' operations, properties or procedures to comply with any Permit or Governmental Regulation, and Company has not received any notice or communication of any material noncompliance with any Permit or Governmental Regulation that has not been cured as of the date hereof, except as would not have a Company Material Adverse Effect.

         Section 5.12 VOTING REQUIREMENTS. In the event Section 253 of the Delaware Law is inapplicable and not available to effectuate the Merger, the affirmative vote of the holders of a majority of the Company Common Stock outstanding as of the record date for the Special Meeting is the only vote of the holders of any class or series of Company's capital stock or other securities necessary to adopt this Agreement and to approve the Merger on behalf of Company.

         Section 5.13 ASSETS OF COMPANY AND ITS SUBSIDIARIES. Company and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all Liens and other encumbrances, except liens for Taxes not yet due and payable and for which adequate reserves are reflected on the balance sheets contained in the Company Quarterly Financial Statements. All leases, easements, licenses, rights of way, and other rights pursuant to which Company or any of its Subsidiaries lease from others or otherwise have the right to use material real or personal property, individually or in the aggregate material to the business of Company ("PROPERTY RIGHTS"), are valid and binding and are in full force and effect and enforceable against Company or its Subsidiaries and the other parties thereto, as applicable, in accordance with their respective terms and there is not, with respect to Company or its Subsidiaries or, to Company's knowledge, with respect to the other parties thereto, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default or event of default) under any such Property Right, except where the lack of such validity and effectiveness or the existence of such default or event of default does not and will not constitute a Company Material Adverse Effect. Company has made available to Buyer true and accurate copies of the documents creating or reflecting the Property Rights. No consent of any Person is needed in order for each Property Right to continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Transactions, except for consents the absence of which would not have a Company Material Adverse Effect. The tangible and intangible assets owned or leased by Company and its Subsidiaries are all of the assets used in their respective businesses or necessary for them to conduct their respective businesses as presently conducted. All material items of tangible property used by Company or its Subsidiaries in their businesses are in operable condition and adequate for the purposes used (normal wear and tear excepted).

         Section 5.14  MATERIAL CONTRACTS.

                  (a) As of December 8, 2000, neither Company nor any of its Subsidiaries is a party or is subject to any contract, note, bond, mortgage, indenture, credit agreement, lease, license, agreement, understanding, instrument, bid or proposal (excluding any contract or arrangement that is or is associated with a Benefit Plan), or any amendment or modification thereto (collectively, "CONTRACTS"), that (i) is required to be described in or filed as an exhibit to any SEC Report that is not so described in or filed as required by the Securities Act or the Exchange Act, as the case may be, (ii) was made other than in the ordinary course of business or the performance of which will extend over a period greater than 30 days, (iii) obligates Company or any of its Subsidiaries to sell or deliver any product or service at a price that does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service, (iv) constitutes an employment, consulting, non-competition, severance, golden parachute, change in control or indemnification agreement, (v) constitutes an advertising, public relations, franchise, distributorship or sales agency agreement, (vi) involves a commitment or payment in excess of $10,000 for the future purchase of services or equipment, (vii) is among any stockholders (or other equityholders) of Company or any of its Subsidiaries or grants any right of first refusal or is for a partnership or joint venture or the acquisition, sale or lease of any assets or capital stock (or other equity interests) of Company or any of its Subsidiaries or involves a sharing of profits or constitutes a shareholder rights or similar plan, (viii) constitutes a mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar agreement with respect to any real or tangible person property of Company or any of its Subsidiaries, (ix) constitutes a loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any similar type of agreement, (x) is between Company or any of its Subsidiaries and any Governmental Entity, (xi) relates to the discharge, storage or removal of Hazardous Materials, (xii) involves a retainer with any attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisors, or (xiii) commits Company or any of its Subsidiaries to enter into any of the foregoing agreements.

                  (b) As of December 8, 2000, none of Company's Affiliates is a party or is subject to any Contract that (i) is required to be described in or filed as an exhibit to any SEC Report that is not so described in or filed as required by the Securities Act or the Exchange Act, as the case may be, (ii) constitutes an employment, consulting, non-competition, severance, golden parachute, change in control or indemnification agreement, or (iii) commits any of Company's Affiliates to enter into any of the foregoing agreements.

                  (c) A list of all Contracts described in Section 5.14(a) or 5.14(b) to which Company or any of its Affiliates is a party, or by which any of them is bound, is set forth in EXHIBIT 5.14 hereto. All such Contracts to which Company or any of its Affiliates is a party, or by which any of them is bound, are valid and binding and are in full force and effect and enforceable against Company, its Affiliates and, to the knowledge of Company, the other party or parties thereto in accordance with their respective terms, and no consent of any Person is needed in order for each such contract to continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Transactions, except for any failure to be in full force and effect or failure to obtain a consent that would not, in the aggregate with all other such failures, have a Company Material Adverse Effect. No current or previous party to any such Contract to which Company or any of its Affiliates is a party or by which Company or any of its Affiliates is bound has given any notice of, or made any claim with respect to, any breach or default thereunder. Neither Company nor any of its Affiliates is in violation or breach of or default in any material respect under any such Contract to which it is a party or by which it is bound, nor, to Company's knowledge, is any other party to any such Contract in violation or breach of or default in any material respect under any such Contract.

         Section 5.15  INTELLECTUAL PROPERTY.

                  (a) Company and its Subsidiaries, directly or indirectly, own, license or otherwise have legally enforceable rights to use, or can acquire on reasonable terms and without material expense, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials, that are material to and used in the business of Company and its Subsidiaries as presently conducted ("INTELLECTUAL PROPERTY RIGHTS"). A list of all of the Intellectual Property Rights is set forth in EXHIBIT 5.15 hereto.

                  (b) In the case of Intellectual Property Rights owned by Company or one of its Subsidiaries, either Company or one of its Subsidiaries owns such Intellectual Property Rights free and clear of any material Liens and other encumbrances. Company or one of its Subsidiaries has an adequate right to the use of the Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such Intellectual Property Rights are being used. The manufacture, sale, licensing or use of any of the services or products of Company or any of its Subsidiaries as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by Company or any of its Subsidiaries in the ordinary course of Company's business as presently conducted does not infringe on any copyright, patent, trade mark, service mark or trade secret of a third party where such infringement would have a Company Material Adverse Effect. The use by Company or any of its Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of Company and any of its Subsidiaries as presently conducted does not infringe on any other Person's trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications where such infringement would have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, Company has not received any information challenging the ownership by Company or any of its Subsidiaries or the validity of any of the Intellectual Property Rights. All registered patents, trademarks, service marks and copyrights held by Company and its Subsidiaries are valid and subsisting, except to the extent any failure to be valid and subsisting does not constitute a Company Material Adverse Effect. To the knowledge of Company, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee of Company or any of its Subsidiaries. No Company Intellectual Property Right is subject to any known outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Company or any of its Subsidiaries, except to the extent any such restriction does not constitute a Company Material Adverse Effect.

         Section 5.16 INTERESTED PARTY TRANSACTIONS. Since December 31, 1998, or as described in the SEC Reports, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as expressly set forth in the SEC Reports or the Company Disclosure Schedule, there are no material agreements, arrangements, understandings or commitments of any kind (including indebtedness for borrowed money or the deferred purchase price of property or services, obligations evidenced by notes, bonds, indentures or similar instruments, guarantees, financial support or keep whole arrangements, or interest rate agreements, currency hedging agreements or similar hedging instruments) between or involving Company or any one or more of its Subsidiaries on the one hand, and any of Company's Affiliates (excluding its Subsidiaries), on the other hand.

         Section 5.17  ENVIRONMENTAL MATTERS.  Except as disclosed in the SEC
Reports:

                  (a) Company and its Affiliates (i) are in compliance with all Environmental Laws, and are not subject to any asserted liability or, to Company's knowledge, any unasserted liability (including liability with respect to current or former Affiliates or operations), under any Environmental Laws,
(ii) hold or have applied for all Environmental Permits required for their properties or operations, except where the failure to hold or have applied for such Environmental Permits would not have a Company Material Adverse Effect, and
(iii) are in compliance with their respective Environmental Permits, except where the failure to be in compliance would not have a Company Material Adverse Effect.

                  (b) Neither Company nor any of its Affiliates has received any written notice, demand, letter, claim or request for information alleging that Company or any of its Affiliates is or may be in violation of, or liable under, any Environmental Law.

                  (c) Neither Company nor any of its Affiliates (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Company and its Affiliates, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) has received any written notice asserting that it is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

                  (d) None of the real property now or, to the knowledge of Company, previously owned or leased by Company or any of its Affiliates is listed on or, to the knowledge of Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

For purposes of this Agreement:

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

         "ENVIRONMENTAL LAWS" means any applicable federal, state, local, foreign or supranational statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property or to the siting, construction, operation, closure and post-closure care of waste disposal, handling and transfer facilities.

         "ENVIRONMENTAL PERMITS" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

         "HAZARDOUS MATERIALS" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any Environmental Law.

         Section 5.18 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no Contract, judgment, injunction, order or decree binding upon Company or any of its Subsidiaries or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing (i) any material business practices of Company, any of its Subsidiaries or, to the knowledge of Company or its Subsidiaries, Buyer or its Affiliates, or (ii) the conduct of any material business by Company, any of its Subsidiaries or, to the knowledge of Company or its Subsidiaries, Buyer or its Affiliates, as currently conducted by Company and its Subsidiaries.

         Section 5.19 CERTAIN BUSINESS PRACTICES. Neither Company nor any of its Subsidiaries nor any director, officer, employee or agent of Company or any of its Subsidiaries has in any material respect (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

         Section 5.20 INSURANCE. Company has adequate insurance covering all of the customarily insurable liabilities, including product liability, director and officer liability, and general and casualty liabilities, with financially secure insurers. Company has purchased, or will purchase on or before the date on which Company shall have caused Buyer's designees to be appointed to Company's Board of Directors pursuant to Section 1.3, tail coverage lasting for six years for each of the policies of directors' and officers' liability insurance maintained by Company with respect to claims arising from facts, circumstances, occurrences or events that occurred, or will occur, on or before such date; PROVIDED, HOWEVER, that Company will not pay more than $743,000 for such insurance.

         Section 5.21 BROKERS; EXPENSES. Except for Imperial Capital, LLC ("COMPANY'S FAIRNESS OPINION ADVISOR"), whose fees shall be paid by Company, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of Company. Company has provided to Buyer a good faith estimate and description of the expenses of Company and its Subsidiaries that Company expects to incur or has incurred in connection with the Transactions.

         Section 5.22 BOARD APPROVAL. The Board of Directors of Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "COMPANY BOARD APPROVAL"), has duly (i) determined that this Agreement and the Transactions (including the Offer, the Merger and the Related Option) are advisable, fair to and in the best interests of Company and its stockholders,
(ii) approved and adopted this Agreement, the Related Agreement and the Transactions (including the Offer, the Merger and the Related Option), (iii) resolved to recommend that the shareholders of Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and approve and adopt this Agreement and the Merger, (iv) consented to the inclusion of this Company Board Approval in the Offer Documents, the Schedule 14D-9 and, if applicable, the Proxy Statement, and (v) directed that, if applicable, this Agreement and the Merger be submitted for consideration by Company's stockholders at the Special Meeting. The Company Board Approval constitutes approval of this Agreement and the Transactions (including the Offer, the Merger and the Related Option) for purposes of Section 203 of the Delaware Law so that consummation of the Transactions (including the Offer, the Merger and the Related Option) will not cause Buyer or any of its Affiliates to become an interested stockholder of Company for purposes of Section 203 of the Delaware Law. To the knowledge of Company, except for Section 203 of the Delaware Law (the restriction on business combinations of which has been rendered inapplicable), no state takeover statute is applicable to the Transactions (including the Offer, the Merger and the Related Option). The Company Board Approval constitutes approval of this Agreement and the Transactions (including the Offer, the Merger and the Related Option) for purposes of Article 11 of the certificate of incorporation, as amended, of Company (and of any similar provision of the certificate of incorporation, by-laws or other governing documents of any of Company's Affiliates) so that neither the consummation of the Transactions (including the Offer, the Merger and the Related Option), nor any other presently contemplated transaction or Business Combination (as defined in such Article 11) involving Buyer or any of its Affiliates, on the one hand, and Company or any of its Affiliates, on the other hand, will cause Buyer or any of its Affiliates to become an interested stockholder of Company pursuant to such Article 11 (or such other similar provision).

         Section 5.23 OPINION OF COMPANY'S FAIRNESS OPINION ADVISOR. Company has received the opinion ("COMPANY'S FAIRNESS OPINION") of Company's Fairness Opinion Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger and the Offer, individually and collectively, are fair to the holders of Company Common Stock from a financial point of view, a copy of which opinion has been provided to Buyer. Company has been authorized by Company's Fairness Opinion Advisor to permit the inclusion of Company's Fairness Opinion (and references thereto) in the Offer Documents, the Schedule 14D-9 and, if applicable, the Proxy Statement.

         Section 5.24 INVESTMENT COMPANY. None of Company and its Affiliates is, or is controlled by, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Company that, except as disclosed in the Buyer Disclosure Schedule which has been delivered to Company prior to the execution of this Agreement (the "BUYER DISCLOSURE SCHEDULE"):

         Section 6.1 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and, if applicable, is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, or to have such power and authority, when taken together with all other such failures would not have a Buyer Material Adverse Effect.

         Section 6.2 AUTHORITY RELATIVE TO THIS AGREEMENT AND THE TRANSACTIONS. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to which it is a party. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the Transactions, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the Delaware Law. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         Section 6.3  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement and consummation of the Transactions by Buyer will not (i) conflict with or violate the certificate of incorporation, by-laws or other governing documents of Buyer, as applicable, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Laws applicable to Buyer or its Subsidiaries or by which any property or asset of Buyer or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Buyer or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or, to Buyer's knowledge as of the date of this Agreement, any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries, or any property or asset of Buyer or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) or

(iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have a Buyer Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, such filings, filings, approvals, consents and waivers as may be required under the Merger Control Laws, filing and recordation of the Certificate of Merger as required by Delaware Law, and filings required by the rules of the American Stock Exchange or any other stock exchange or market, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Buyer Material Adverse Effect.

         Section 6.4 LITIGATION. As of the date hereof, there is no civil, criminal or administrative suit, action or proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries that, if adversely determined against Buyer or any of its Subsidiaries, would materially impair or delay the parties' ability to consummate the Transactions.

         Section 6.5 BROKERS. No agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

         Section 6.6 FINANCING. Buyer has sufficient funds to pay the liquidated damages as provided by Section 10.6. Buyer will have, prior to the expiration of the Offer or the Merger, as applicable, sufficient funds to consummate the Transactions, including the payment in full of the Offer Price and/or the Merger Consideration for all shares of Company Common Stock validly tendered in the Offer or outstanding at the Effective Time.

                                   ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 7.1  CONDUCT OF COMPANY PENDING THE MERGER.

                  (a) From and after the date hereof until the date on which Company shall have caused Buyer's designees to be appointed to Company's Board of Directors pursuant to Section 1.3, except as contemplated by this Agreement or unless Buyer shall otherwise agree in writing, Company covenants and agrees that it shall, and shall cause its Subsidiaries to, (i) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, except as provided below, use commercially reasonable efforts to conduct their businesses in a manner consistent with the budgets and plans heretofore made available to Buyer, (ii) use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and consultants and preserve their relationships and goodwill with customers, suppliers, licensors, licensees, distributors, investors and others having business dealings with them, and (iii) use commercially reasonable efforts to protect the Intellectual Property Rights to the end that its and its

Subsidiaries' goodwill and on-going businesses shall not be impaired in any material respect as of the Closing Date. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth on EXHIBIT 7.1 hereto or unless Buyer shall otherwise agree in writing, prior to the date on which Company shall have caused Buyer's designees to be appointed to Company's Board of Directors pursuant to Section 1.3, Company shall not and shall not permit its Subsidiaries to:

                           (i)      Declare, set aside, or pay any dividends
on, or make any other distributions (including partnership distributions) in respect of, any of its capital stock or other equity interests, other than dividends and distributions by any direct or indirect Subsidiary of Company to its parent; split, combine or reclassify any of its capital stock or other equity interests or, other than pursuant to the exercise or conversion of Company Stock Options, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or purchase, redeem or otherwise acquire, other than pursuant to the exercise or conversion of Company Stock Options, any shares of capital stock or other equity interests of Company or any of its Subsidiaries or any other equity securities thereof or any rights, warrants or options to acquire any such shares or other securities other than purchases, redemptions or acquisitions of equity securities of wholly owned Subsidiaries of Company or rights, warrants or options to acquire such securities.

                           (ii)     Grant, award, modify or enter into any
compensation or change of control arrangement with any employee of Company or any of its Subsidiaries.

                           (iii)    Modify or enter into any employment,
consulting or other service agreement with any Person or otherwise hire any new employees, consultants or other agents; PROVIDED, HOWEVER, that Company may, within 15 days of the date hereof, enter into (A) a Transition Services and Employment Agreement with Stephen M. Bess, (B) a Transition Services and Employment Agreement with Richard K. Brock, and (C) a Transition Services, Employment and Consulting Agreement with Susan C. Santo, in each case in the form attached hereto as EXHIBIT 7.1(a)(III)(a), EXHIBIT 7.1(a)(III)(B), and
EXHIBIT 7.1(a)(III)(C), respectively.

                           (iv)     Except for issuances of capital stock or
other equity interests of a Subsidiary of Company to Company or a wholly owned Subsidiary of Company, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of Company's or any of its Subsidiaries' capital stock or other equity interests, including any Company Stock Options, any other voting securities of Company or its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options) or amend the terms of any such securities, rights, warrants or options or take any action to accelerate the vesting thereof (other than any amendments in connection with the acceleration of vesting of currently outstanding Company Stock Options or necessary to enable Company to pay off all outstanding Company Stock Options on or before the Effective Date).

                           (v)      Amend the certificate of incorporation,
by-laws or other governing documents of Company or any of its Subsidiaries.

                           (vi)     Acquire or agree to acquire by merging or
consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Company or any of its Subsidiaries.

                           (vii)    Subject to a Lien or other encumbrance or
sell, lease, license or otherwise dispose of any of its material properties or assets or any Intellectual Property Rights, except in the ordinary course of business consistent with past practices and except transactions between a wholly owned Subsidiary of Company and Company or another wholly owned Subsidiary of Company, or adopt a plan of complete or partial liquidation.

                           (viii)   Incur or modify any indebtedness for
borrowed money or the deferred purchase price of any property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business) or guarantee any such indebtedness of another Person; issue or sell any debt securities of Company or any of its Subsidiaries; guarantee any debt securities of another Person (other than indebtedness to, guarantees of, or issuances or sales to Company or a wholly owned Subsidiary of Company); enter into any "keep well" or other agreement to maintain any financial condition of another Person; or enter into any capital lease obligations.

                           (ix)     Make any loans, advances or capital
contributions to, or investments in, any other Person, other than to Company or any direct or indirect Subsidiary of Company, or, except in an amount or amounts not to exceed $300,000 in the aggregate, settle or compromise any material claims or litigation.

                           (x)      Except in the ordinary course of business
in an amount or amounts not to exceed $50,000 in the aggregate, make any capital expenditures, whether or not pursuant to plan.

                           (xi)     Take any action that would cause any of
Company's representations and warranties herein to become untrue in any material respect.

                           (xii)    Authorize, or commit or agree to take,
any of the foregoing actions.

                  (b) Company shall promptly provide Buyer with copies of all filings made by it or its Affiliates with any Governmental Entity in connection with this Agreement and the Transactions contemplated hereby.

                  (c) Company shall, before filing a material amended Tax return, changing any material method of Tax accounting or settling or compromising any material Tax litigation, Tax claim, income Tax or other Tax liability of Company or any of its Affiliates, consult with Buyer and its advisors as to the positions and elections that will be taken or made with respect to such matter and shall not enter into any such settlement or compromise without the consent of Buyer.

         Section 7.2 CONDUCT OF COMPANY'S AFFILIATES (EXCLUDING ITS SUBSIDIARIES) PENDING THE MERGER. From and after the date hereof until the date on which Company shall have caused

Buyer's designees to be appointed to Company's Board of Directors pursuant to
Section 1.3, Company shall cause its Affiliates (excluding its Subsidiaries) to (a) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (b) other than the repurchase of units to the extent permitted by any settlement of the Koch Action, refrain from acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any other Person or division thereof, or any assets that are material, individually or in the aggregate, to such Affiliate, (c) refrain from making any capital expenditures other than in connection with the repair, maintenance or improvement of currently held assets, (d) only for those Affiliates whose governing documents permit or are currently being amended (subject to court approval in the Koch Action) to permit reinvestment of proceeds into the purchase of additional equipment, refrain from declaring, setting aside or making any distributions in respect of its equity interests except in the ordinary course consistent with past practice, and (e) refrain from adopting any shareholder rights plan or similar plan or arrangement. Notwithstanding anything in this Agreement to the contrary, in no event shall Company be required to take any action to cause any of its Affiliates (other than its Subsidiaries) to take any action or refrain from taking any action solely to the extent that the taking of such action by Company would violate any fiduciary duties under applicable Law or the governing documents of such Affiliate owed by Company as a manager or general partner of such Affiliate.

         Section 7.3  SPECIAL MEETING.

                  (a) If required by applicable Law in order to consummate the Merger, Company shall take all actions necessary, in accordance with applicable Law and its certificate of incorporation and by-laws, to convene a special meeting of its stockholders (the "SPECIAL MEETING") as promptly as reasonably practicable following the date on which Buyer completes the purchase of the shares of Company Common Stock pursuant to the Offer (the "OFFER COMPLETION DATE"), for the purpose of considering and taking action upon the Merger and this Agreement. Subject to Section 8.8(b), Company's Board of Directors shall recommend approval of the Merger and this Agreement and shall take all lawful action to solicit and obtain such approval.

                  (b) If Buyer shall acquire at least 90% of the outstanding shares of Company Common Stock, pursuant to the Offer or otherwise, the parties agree, subject to satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as reasonably practicable after the Offer Completion Date without the Special Meeting.

         Section 7.4  FURTHER ACTION; CONSENTS; FILINGS.

                  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of the parties agrees to take all appropriate actions to obtain from Governmental Entities any Governmental Authorizations required to be obtained or made by Buyer, Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and to make all necessary filings, and thereafter make any other required submissions, that are required under (i) the Exchange Act, the Securities Act or the Blue Sky Laws, (ii) the HSR Act or any other Merger Control Laws, and (iii) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested by the nonfiling party or its advisors in connection therewith.

                  (b) Each of Buyer and Company shall file, as soon as practicable after the commencement of the Offer, notifications under the HSR Act. Buyer and Company shall, and shall cause their Subsidiaries who are required to do so to, file any other applications or notices required under other Merger Control Laws, respond as promptly as practicable to all inquiries or requests that may be made pursuant to any Merger Control Laws for additional information or documentation, and respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection with antitrust matters or matters relating to Permits. Each of Buyer and Company, to the extent applicable, further agrees to file contemporaneously with the filing of the applications any requests for waivers of applicable Governmental Authorizations as may be available and to expeditiously prosecute such waiver requests and diligently submit any additional information or amendments for which any Governmental Entity may ask with respect to such waiver requests. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other parties and its advisors prior to filing or responding.

                  (c) Prior to the date on which Company shall have caused Buyer's designees to be appointed to Company's Board of Directors pursuant to
Section 1.3, Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to assist Buyer in its integration of the acquisition of Company, including the prompt and orderly transition of employees, customers and suppliers of Company's and its Affiliates' businesses and providing assistance to Buyer in connection with the integration of Company's and its Affiliates' lines of business and services with those of Buyer.

         Section 7.5 ESCROW. Buyer and Company have entered into an Escrow Agreement, in the form attached as EXHIBIT 7.5 hereto (the "ESCROW AGREEMENT"), with Bank of San Francisco (the "ESCROW AGENT"). Buyer has delivered to the Escrow Agent cash in the amount of $1,200,000, and Company has delivered to the Escrow Agent cash in the amount of $1,700,000, each of which the Escrow Agent will hold, pursuant to the Escrow Agreement, in an interest-bearing account with an institution the deposits in which are insured by an agency of the United States or, upon joint instructions of Buyer and Company, invested in securities issued by the United States or any department or agency thereof. Buyer and Company acknowledge and agree that the Escrow Agent will release and pay over such amounts, including the proceeds and income derived (directly or indirectly) therefrom, to Buyer and/or Company solely as provided in the Escrow Agreement.

         Section 7.6  COMPANY STOCK OPTIONS.  In connection with the
Transactions:

                  (a) At the Offer Conditions Satisfaction Date, without any action on the part of the holder thereof, each unvested Company Stock Option which remains as of such time unexercised in whole or in part shall be automatically and immediately vested and fully exercisable.

                  (b) In the event any holder of any Company Stock Options exercises any Company Stock Options or surrenders any Company Stock Options to Company (which may take the form of a letter to Company requesting a cash out of such holder's Company Stock Options pursuant to this Section 7.6(b)), in either case on or after the Offer Conditions Satisfaction Date and before the Effective Time, Company shall pay to such holder cash in an amount equal to the excess, if any, of the Offer Price over the exercise price of such Company Stock Option.

                  (c) The Board of Directors of Company (or a duly appointed committee thereof responsible for the administration of the Company Stock Option Plans in accordance with the terms of each such plan) shall, prior to or as of the Offer Conditions Satisfaction Date, take all necessary actions, pursuant to and in accordance with the terms of the Company Stock Option Plans and the instruments evidencing the Company Stock Options, to provide for the accelerated vesting described in Section 7.6(a).

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         Section 8.1  ACCESS TO INFORMATION; CONFIDENTIALITY.

                  (a) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, Company shall, and shall cause its Affiliates to, afford to Buyer and Buyer's accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to their properties, books, contracts, commitments, records and personnel and, during such period, furnish promptly to Buyer (a) a copy of each report, schedule and other document filed or received by them pursuant to the requirements of the Exchange Act and the Securities Act, and (b) all other information concerning their business, properties and personnel as Buyer may reasonably request, including information regarding customers, suppliers and personnel and the opportunity to meet with such Persons to discuss their business and relations with Company or its Affiliates. Company shall, and shall cause its Affiliates to, permit Buyer full access to the Intellectual Property Rights. Buyer shall conduct its review in a manner reasonably calculated not to disrupt Company's or its Affiliates' business and operations. No investigation pursuant to this
Section 8.1 shall limit any representation or warranty of Company.

                  (b) Buyer shall hold, and shall cause its employees, agents and representatives to hold, in confidence all "Confidential Information" in accordance with the terms of the Confidentiality Agreement, dated November 23, 1999, between Buyer and Imperial Capital, LLC (the "CONFIDENTIALITY AGREEMENT"), which shall remain in full force and effect in accordance with the terms thereof, including in the event of any termination of this Agreement.

                  (c) Company shall hold, and shall cause its employees, agents and representatives to hold, in confidence, unless compelled to disclose by non-appealable judicial or administrative process or, in the opinion of its counsel, by applicable Law, all documents and information concerning Buyer or any of its Affiliates furnished to Company or any of its Affiliates in connection with the Transactions, except to the extent that such information can be shown to have been (i) previously known to Company, (ii) in the public domain through no fault of Company, or (iii) later lawfully acquired by Company from other sources not under a confidentiality obligation to Buyer or any of its Affiliates.

         Section 8.2  PROXY STATEMENT.

                  (a) If required by applicable Law in order to consummate the Merger, Company shall prepare a proxy statement satisfying all requirements of the Exchange Act for the purposes of holding the Special Meeting. Such proxy statement in the form mailed by Company to its stockholders, together with any and all amendments or supplements thereto, are herein referred to as the "PROXY STATEMENT."

                  (b) If applicable, Buyer will furnish Company with such information concerning it and its Subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Buyer and its Subsidiaries, to comply with applicable Law. Buyer agrees to promptly advise Company if, at any time prior to the Special Meeting, any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Company with the information needed to correct such inaccuracy or omission. Buyer will furnish Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Buyer and its Subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of Company.

                  (c) If applicable, Company will include in the Proxy Statement such information concerning Company and its Subsidiaries as is necessary in order to cause such Proxy Statement, insofar as it relates to Company and its Subsidiaries, to comply with applicable Law. If, at any time prior to the Special Meeting, any information included or incorporated by reference by Company in the Proxy Statement is or becomes incorrect or incomplete in any material respect, Company shall correct such inaccuracy or omission. Company will include or incorporate such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Company and its Subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of Company.

                  (d) If required by applicable Law in order to consummate the Merger, Company shall (i) promptly file with the SEC, use commercially reasonable efforts to have cleared with the SEC and thereafter mail to its stockholders, as promptly as practicable after the Offer Completion Date, the Proxy Statement and all other proxy materials necessary or appropriate for the Special Meeting, (ii) use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger, and
(iii) otherwise comply with all legal requirements applicable to stockholders meetings.

         Section 8.3 RELATED AGREEMENT. Simultaneously with the execution and delivery of this Agreement and as material consideration for the execution and delivery of this Agreement by

Buyer, Robert Tidball, Doug Goodrich, Steel Partners II, L.P., Steel Partners L.L.C. and Warren G. Lichtenstein are entering into the Related Agreement pursuant to which they, among other things, agree to tender their shares of Company Common Stock pursuant to the Offer, grant to Buyer the Related Option, and vote their shares of Company Common Stock in favor of the Merger.

         Section 8.4 PUBLIC ANNOUNCEMENTS. On or before the Closing Date, neither Buyer nor Company shall (nor shall they permit any of their respective Affiliates to), without prior consultation with the other parties and such other parties' review of and consent to any public announcement concerning the Transactions, issue any press release or make any public announcement with respect to Transactions during such period, and Buyer and Company shall, to the extent practicable, allow the other parties reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party; PROVIDED, HOWEVER, that no party shall be prevented from making any disclosure required by Law at the time so required because of any delay on the part of another party. The parties intend that the initial announcement of the terms of the Transactions shall be made by a joint press release of Buyer and Company.

         Section 8.5 INDEMNIFICATION OF COMPANY'S DIRECTORS AND OFFICERS. Buyer agrees that all rights to indemnification existing as of the date hereof in favor of any director, officer, employee or agent of Company or any of its Subsidiaries ("INDEMNIFIED PARTIES") as provided by Law in their respective certificates of incorporation, by-laws or other governing documents or in indemnification agreements with Company or any of its Subsidiaries, or otherwise in effect as of the date hereof, shall survive the Offer and the Merger and shall continue in full force and effect. Without limiting the generality of the foregoing, in the event any Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the Transactions, occurring prior to or at the Effective Time, the Surviving Corporation shall, to the extent required by any such right to indemnification existing at Law, in Company's or any of its Subsidiaries' certificates of incorporation, by-laws or other governing documents or in any such indemnification agreements, pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

         Section 8.6  NOTICE OF BREACHES AND CERTAIN EVENTS.

                  (a) Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Company, of (i) any representation or warranty made by it contained in this Agreement which, to its knowledge, has become untrue or inaccurate in any material respect, or (ii) the failure by it, to its knowledge, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  (b) Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Company, of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions, (ii) any notice or other communication from any Governmental Entity in connection with this Agreement or the Transactions, (iii) any actions, suits, claims, investigations, orders, decrees, complaints or proceedings commenced, or to its knowledge, threatened against, relating to or involving or otherwise affecting Company, Buyer or any of their respective Affiliates that relate to the consummation of the Transactions, and (iv) any substantial damage to any material asset of Company or any of its Affiliates.

                  (c) Buyer shall give prompt notice to Company of the occurrence, to its knowledge, of any of the events described in clause (c)(ii), clause (d), clause (e), clause (f), clause (g) or clause (i) of EXHIBIT 1.1 hereto; PROVIDED, HOWEVER, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 8.7 TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES AND EXPENSES. Buyer agrees that the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger without any offset, deduction, counterclaim or deferment of the payment of the Merger Consideration.

         Section 8.8  ACQUISITION PROPOSALS.

                  (a) Company agrees that it shall not nor shall any of its Affiliates or any of its or its Affiliates' officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Affiliates), directly or indirectly, initiate, solicit, induce, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of Company or more than 5% of the Company Common Stock or the capital stock or other equity interests of any of its Affiliates (other than any repurchases of limited partnership interests of Affiliates as may be required under any settlement of the Koch Action) or the assets any of its Subsidiaries (any such proposal or offer (other than a proposal or offer made by Buyer) being hereinafter referred to as an "ACQUISITION PROPOSAL"). Company further agrees that neither it nor any of its Affiliates nor any of its or its Affiliates' officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Affiliates) shall, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, (A) in the event that any of Company's Affiliates (excluding its Subsidiaries) shall be requested to provide information to any of such Affiliate's partners or members (or any assignee of any of such partners or members) who requests such information in accordance with the provisions of such Affiliate's governing documents or as provided by Law, such Affiliate shall be permitted to provide to such Person the information requested if and only to the extent that (i) such Affiliate, after consultation with and receipt of advice from Company's outside legal counsel, shall have made a good faith determination that the requested information is required to be so provided by Law or by such Affiliate's governing documents, (ii) prior to providing any such information, Company notifies Buyer of such request, and
(iii) neither Company nor any of its Affiliates takes any other actions prohibited by this Section 8.8(a), and (B) Company and its Board of Directors shall be permitted (1) to comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, and (2) in response to an unsolicited bona fide written Acquisition Proposal by any Person, to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (i) neither the Offer Completion Date nor the Special Meeting shall have occurred, (ii) Company's Board of Directors, upon the advice of Company's financial advisors and outside legal counsel, concludes in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and, after consultation with and receipt of advice from Company's outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable Law, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Company's Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (including the standstill provisions contained therein, unless Company shall have amended the Confidentiality Agreement to modify any standstill provisions therein to be no more restrictive of Buyer than such Person is restricted pursuant to such confidentiality agreement), (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Company's Board of Directors notifies Buyer immediately upon receipt thereof of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers, and
(v) Company's Board of Directors uses its good faith efforts to minimize the costs and expenses to Company associated with any such actions, so long as such cost-minimization efforts would not prevent Company from carrying out its fiduciary duties under applicable Law. Company agrees that it will keep Buyer informed, on a current basis, of the status and terms of any Acquisition Proposals and the status of any such discussions or negotiations. Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and enforce the right to recover or cause to be destroyed all information regarding Company or its Affiliates in the possession of such Persons and their respective Affiliates, representatives and advisors. Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 8.8(a) of the obligations undertaken in this Section 8.8(a) and that any breach of the provisions of this Section 8.8(a) by any officer or director of Company or its Affiliates or any investment banker, financial advisor, attorney, accountant or other representative of Company or its Affiliates will be deemed a breach by Company.

                  (b) Except as permitted in this Section 8.8(b), neither Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, or take any action not explicitly permitted by this Agreement that would be inconsistent with, the approval or recommendation by such Board of Directors or committee of the Transactions, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the Offer Completion Date, Company's Board of Directors, after consultation with and receipt of advice from Company's financial advisors and outside legal counsel, determines in good faith that an Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable Law, Company's Board of Directors may (x) modify in any adverse manner or withdraw its approval or recommendation of the Merger in connection with the Special Meeting, (y) approve or recommend a Superior Proposal, and (z) if it so chooses, cause Company to enter into an Acquisition Agreement with respect to such Superior Proposal but, in each of the cases, only if (A) two days have elapsed following Buyer's receipt of written notice from Company advising Buyer that the Board of Directors of Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, and advising Buyer that the Board of Directors of Company has determined, upon the advice of Company's financial advisors and outside legal counsel, that it will no longer recommend approval of the Merger, (B) Company has paid the Termination Fee (plus the third-party fees and expenses provided in Section 10.3(b)) to Buyer, and (C) Company has terminated this Agreement in accordance with its terms. During the two-day period referred to in clause (A) of the immediately preceding sentence, Buyer shall not enter into any agreement with the Person making the Superior Proposal concerning an Acquisition Proposal with regard to Company.

                  (c) During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Affiliates is a party (other than any involving Buyer). During such period, Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having competent jurisdiction.

                  (d) During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, Company shall not enter into any shareholder rights or similar plan.

         Section 8.9 CASH BALANCE. Without incurring any indebtedness, Company shall have, on the Initial Expiration Date and on the Offer Conditions Satisfaction Date, a minimum cash balance, when combined with any amounts deposited with the Escrow Agent by Company pursuant to the Escrow Agreement, of not less than the amount shown on EXHIBIT 8.9 hereto.

         Section 8.10 SEVERANCE POLICY. Buyer shall maintain, with respect to each of the employees listed on Exhibit 8.10 hereto, Company's severance policy as in effect on the date hereof and as described in Exhibit 8.10 hereto, and shall recognize all service of each such employee with Company at the levels set forth on Exhibit 8.10 hereto for purposes of calculating applicable severance amounts payable pursuant to the policy; provided, however, that Buyer shall have no obligation to continue the vesting of any additional benefits for any employee under such policy and shall have no obligation to extend the benefits of such policy to any employee not listed on Exhibit 8.10 hereto.
With respect to those severance agreements listed on Schedule 5.5 hereto, from and after the Offer Conditions Satisfaction Date, Buyer agrees to assume and be bound by the terms of such agreements.

         Section 8.11 HEALTH BENEFITS. From and after the Effective Time, to the extent permitted by the sponsor or other issuer thereof, Buyer shall maintain, without change (except as required pursuant to the terms thereof), with respect to each officer or employee of Company, Company's currently existing policies of group health insurance for the duration of the current policy year. Buyer shall, not later than one month prior to the end of such policy year, commence a review and evaluation of Company's group health insurance in light of projected insurance costs, market conditions generally, the insurance benefits provided to employees of Affiliates of Buyer and such other considerations as Buyer may determine.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

         Section 9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) Buyer shall have purchased shares of Company Common Stock pursuant to the Offer; provided that this condition shall be deemed to have been satisfied with respect to the obligation of Buyer to effect the Merger if Buyer fails to accept for payment, or to pay for, shares of Company Common Stock pursuant to the Offer in violation of the terms of the Offer or this Agreement.

                  (b) If required by applicable Law in order to consummate the Merger, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Company Common Stock at the Special Meeting in the manner required by Law and the rules of the American Stock Exchange or any other stock exchange or market, but only if Buyer shall have used its best efforts to satisfy such condition.

                  (c) The waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable Merger Control Laws shall have expired or been terminated and any material consents from third parties listed on EXHIBIT 9.1 hereto which are required to be received prior to the Closing Date with respect to the Transactions shall have been received.

                  (d) The consummation of the Merger shall not be prohibited by any provision of applicable Law or restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling by a Governmental Entity of competent jurisdiction.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         Section 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Company:

                  (a) By mutual written consent of Buyer and Company.

                  (b) By Buyer or Company if (i) any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which, after commercially reasonable efforts on the part of Buyer and Company to resist, resolve or lift, permanently restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable, or (ii) the purchase of shares of Company Common Stock pursuant to the Offer shall not have been consummated on or before June 30, 2001, provided that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the purchase of shares of Company Common Stock pursuant to the Offer to occur on or before such date.

                  (c) By Buyer or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to perform in any material respect any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

                  (d) By Buyer if the Board of Directors of Company, or any committee thereof, shall (i) modify in any adverse manner or withdraw the Company Board Approval or any part thereof (including by amending the Schedule 14D-9), (ii) approve or recommend a Superior Proposal pursuant to Section 8.8(b), or (iii) resolve to take any of the actions specified in clauses (i) or
(ii) above.

                  (e) By Company if Company shall enter into any Acquisition Agreement with any Person concerning a Superior Proposal, but only if (i) Company's Board of Directors, after consultation with and receipt of advice from Company's financial advisors and outside legal counsel, determines in good faith that the proposed Acquisition Agreement constitutes a Superior Proposal and that the failure to enter into such Acquisition Agreement could reasonably be deemed to constitute a breach of its fiduciary duties under applicable Law, and (ii) two days have elapsed following Buyer's receipt of written notice from Company advising Buyer that the Board of Directors of Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, and advising Buyer that the Board of Directors of Company has determined, upon the advice of Company's financial advisors and outside legal counsel, that it will no longer recommend approval of the Merger.

         Section 10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 10.1, this Agreement and the Related Agreement shall forthwith terminate and there shall be no liability hereunder on the part of any of Company, Buyer or their respective officers or directors; PROVIDED, HOWEVER, that Sections 5.21 and 6.5 (Brokers), the second to last sentence of
Section 8.1 (Confidentiality), Section 8.8 to the extent that the Termination Fee is required to be paid, until such Termination Fee (plus the third-party fees and expenses provided in Section 10.3(b)) is paid, this Section 10.2,
Section 10.3 (Fees and Expenses), 10.6 (Liquidated Damages), Section 11.6 (Governing Law) and 11.11 (Litigation) shall survive the termination and remain in full force and effect; and, provided, further, that each party shall remain liable for any breaches prior to the termination of this Agreement with respect to such party's covenants hereunder and representations and warranties hereunder.

         Section 10.3  FEES AND EXPENSES.

                  (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except as otherwise provided in this Section 10.3 or in Section 8.8 or Section 10.2.

                  (b) Buyer and Company agree that Company shall be obligated to pay to Buyer the sum of $1,000,000 (the "TERMINATION FEE"), plus third-party fees and expenses (including investment banking fees, financing fees, third-party due diligence fees, accounting fees and legal fees) incurred by Buyer in connection with this Agreement and the Transactions (which the parties agree shall be equal to no more and no less than $500,000) solely as follows:

                           (i)      If Buyer shall terminate this Agreement
pursuant to Section 10.1(b), provided that Buyer shall not be entitled to the Termination Fee pursuant to this Section 10.3(b)(i) if the events or circumstances giving rise to such termination right were beyond the control of Company and Company used commercially reasonable efforts to attempt to cause such events or circumstances to (A) not occur, or (B) cease to exist.

                           (ii)     If Buyer shall terminate this Agreement
pursuant to Section  10.1(d).

                           (iii)    Upon any breach of the Related Agreement
or any determination by a court with jurisdiction thereover that the Related Agreement is unenforceable, but only if the court challenge was brought by a party thereto other than Buyer.

                           (iv)     If Company shall terminate this Agreement
pursuant to Section 10.1(e).

                           (v)      If Buyer shall terminate this Agreement
and then, on or before the first anniversary of the date hereof, Company enters into a definitive purchase agreement, with an Alternative Price in excess of the Offer Price, with any Person with whom Company entered into or otherwise initiated, solicited or conducted any discussions or negotiations concerning an Acquisition Proposal prior to the termination of this Agreement but after the date hereof; PROVIDED, HOWEVER, that if such definitive purchase agreement is entered into after the six-month anniversary of the date hereof, the parties to such definitive purchase agreement must have closed the transactions contemplated thereby, whether such closing occurs before or after the first anniversary of the date hereof.

                  (c) The Termination Fee (plus the third-party fees and expenses provided in Section 10.3(b)) shall be paid prior to, and shall be a pre-condition to the effectiveness of, any termination of this Agreement by Company pursuant to Section 10.1(e). Except as otherwise set forth in Section 10.3(b)(v), the Termination Fee (plus the third-party fees and expenses provided in Section 10.3(b)) shall be paid within two Business Days following any termination of this Agreement by Buyer pursuant to Section 10.1. All payments under Section 10.3(b) shall be made by wire transfer of immediately available funds to an account designated by Buyer.

         Section 10.4 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of Company, but, after such approval, no amendment shall be made which under applicable Law would require approval of Company's stockholders without the further approval of such stockholders; PROVIDED, HOWEVER, that from and after the date on which Company shall have caused Buyer's designees to be appointed to Company's Board of Directors pursuant to Section 1.3 until the Effective Time, if there is no Continuing Director, then this Agreement cannot be amended except as required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 10.5 WAIVER. At any time prior to the Closing, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto, and (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein; PROVIDED, HOWEVER, that from and after the date on which Company shall have caused Buyer's designees to be appointed to Company's Board of Directors pursuant to Section 1.3 until the Effective Time, if there is no Continuing Director, then Company can neither waive nor extend the aforementioned items or performances of the aforementioned actions except as required by Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         Section 10.6 LIQUIDATED DAMAGES. In the event of a breach of this Agreement by Buyer which results in the failure of the parties to consummate the Transactions on or before June 30, 2001, (a) Buyer shall pay to Company, as liquidated damages, $1,000,000, and (b) neither Buyer nor any of its Affiliates shall, for a period of twelve months following such breach, unless such action involves an offer to purchase shares of Company Common Stock at an Alternative Price in excess of the Offer Price, (i) acquire, publicly offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of Company or any of its Affiliates or, except in the ordinary course of business, any assets of Company or any of its Affiliates, (ii) make or in any way participate in, directly or indirectly, any solicitation of proxies (as such terms are used in the rules of the Securities and Exchange Commission) or consents to vote, or seek to advise or influence any Person or entity with respect to the voting of, any voting securities of Company, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction involving Company or any of its securities or material assets,
(iv) form, join or in any way participate in any "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any voting securities of Company, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or Directors or policies of Company, or (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other Person in connection with any of the foregoing.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties in this Agreement shall not survive the date on which Company shall have caused Buyer's designees to be appointed to Company's Board of Directors pursuant to Section 1.3.

         Section 11.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to Company:

                  PLM International, Inc.
                  One Market
                  Steuart Street Tower, Suite 800
                  San Francisco, California  94105
                  Attention:  Stephen Bess
                  Facsimile:  (415) 905-7256

         With copies to:

                  Greene Radovsky Malone & Share LLP
                  Four Embarcadero Center, Suite 400
                  San Francisco, California  94111
                  Attention:  Joseph S. Radovsky
                  Facsimile:  (415) 777-4961

         If to Buyer:

                  MILPI Acquisition Corp.
                  200 Nyala Farms Road
                  Westport, Connecticut  06880
                  Attention:  James A. Coyne
                  Facsimile:  (203) 341-9988

         With copies to:

                  Nixon Peabody LLP
                  437 Madison Avenue
                  New York, New York  10022

                  Attention:  Richard F. Langan, Jr.
                  Facsimile:  (212) 940-3111


or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 11.2.

         Section 11.3 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at Law or in equity.

         Section 11.4 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein), together with the Confidentiality Agreement and the Related Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 11.5 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights, except for the provisions of Article IV and Sections 4.1(c), 7.6, 8.10 and 8.11.

         Section 11.6 GOVERNING LAW. This Agreement shall be governed in all respects by the Laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of Law). The exclusive venue for the adjudication of any dispute or proceeding arising out of this Agreement or the performance hereof shall be the courts located in Dover County,

Delaware, and the parties hereto and their Affiliates each consents to and hereby submits to the jurisdiction of any court located in Dover County, Delaware or Federal courts in Delaware.

         Section 11.7 HEADINGS; DISCLOSURE. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any disclosure by Company or Buyer in any portion of its respective Disclosure Schedule shall be deemed disclosure in each other portion of such Disclosure Schedule to which such disclosure reasonably relates on its face.

         Section 11.8  CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION.

                  (a)      As used in this Agreement:

         "ACQUISITION AGREEMENT" has the meaning set forth in Section 8.8(b).

         "ACQUISITION PROPOSAL" has the meaning set forth in Section 8.8(a).

         "AFFILIATE" as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with that Person, including, with respect to Company, each of the limited liability companies, limited partnerships and other investment programs for which Company or any of its Subsidiaries serves, directly or indirectly, as a manager or general partner or in any similar capacity (including Professional Lease Management Income Fund I, LLC and the PLM Equipment Growth Fund series of investment partnerships); for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" has the meaning set forth in the preamble to this Agreement.

         "ALTERNATIVE PRICE" shall mean the price per share (after giving effect to any stock splits, reverse stock splits, combinations, stock dividends, recapitalizations, redenominations of share capital and similar events declared, paid or made after the date hereof) paid or offered or agreed to be paid. In calculating the Alternative Price, (i) if any portion of the consideration is to be paid in the form of securities or assets other than cash, the value of such securities or assets shall be determined based upon fair market value on the day prior to consummation of the transaction, (ii) amounts paid into escrow and contingent payments shall be included as part of the consideration, and (iii) the consideration shall also include the aggregate amount of (A) dividends or other distributions declared by Company after the date hereof other than normal recurring dividends in amounts not materially greater than currently paid, and
(B) amounts paid by Company to purchase any securities of Company after the date hereof.

         "BENEFIT PLANS" has the meaning set forth in Section 5.8(a).

         "BLUE SKY LAWS" has the meaning set forth in Section 5.4(b).

         "BUSINESS DAY" shall mean any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

         "BUYER" has the meaning set forth in the preamble to this Agreement.

         "BUYER DISCLOSURE SCHEDULE" has the meaning set forth in Article VI, Introduction.

         "BUYER MATERIAL ADVERSE EFFECT" shall mean any circumstance, event or occurrence or series of circumstances, events or occurrences which individually or in the aggregate with all other circumstances, events or occurrences would have a material adverse effect on Buyer's ability to consummate the Transactions (including the Offer and the Merger).

         "CERCLA" has the meaning set forth in Section 5.17.

         "CERTIFICATE OF MERGER" has the meaning set forth in Section 2.1.

         "CERTIFICATES" has the meaning set forth in Section 4.2.

         "CLOSING" has the meaning set forth in Section 2.2.

         "CLOSING DATE" has the meaning set forth in Section 2.2.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "COMPANY" has the meaning set forth in the preamble to this Agreement.

         "COMPANY BOARD APPROVAL" has the meaning set forth in Section 5.22.

         "COMPANY COMMON STOCK" has the meaning set forth in Section 1.1(a).

         "COMPANY DISCLOSURE SCHEDULE" has the meaning set forth in Article V, Introduction.

         "COMPANY FINANCIAL STATEMENTS" has the meaning set forth in Section 5.5(b).

         "COMPANY MATERIAL ADVERSE EFFECT" shall mean any circumstance, event or occurrence or series of circumstances, events or occurrences which individually or in the aggregate with all other circumstances, events or occurrences would be reasonably likely to have a material adverse effect on (i) the business, assets, operations, financial condition, revenues or results of operations of Company and its Subsidiaries taken as a whole (which shall not be deemed to occur unless there is a reduction in value or damages in excess of $250,000), other than any Company Material Adverse Effect caused or resulting from (A) the announcement of the Offer or the pendency of the consummation of this Agreement, (B) the taking of any action contemplated or permitted by this Agreement, or (C) the cessation of the employment with Company, for whatever reason, of any or all of Steve Bess, Susan Santo and Rick Brock, or (ii) Company's ability to consummate the Transactions (including the Offer and the Merger). For purposes of determining whether a Company Material Adverse Effect has occurred, the parties will not consider (1) the Koch Action or the results or effects thereof (but only if Company abides by the ruling of any court with jurisdiction over the Koch Action, or, without the consent of Buyer, does not modify the settlement of the Koch Action as currently proposed), (2) the McBride Action or the results or effects thereof, and/or (3) any claim brought or that could be brought by Marubeni or any of its Affiliates, or Guaranty Federal Bank, F.S.B. ("GUARANTY FEDERAL") or any of its Affiliates, arising out of or relating to any breach of, or claim for indemnification under, the Asset Purchase Agreement, dated May 24, 2000, among Company, Marubeni and certain of Company's former Affiliates, as amended (or that certain agreement with Marubeni described in Section
5.7(b)), or the Stock Sale Agreement, dated October 26, 1999, as amended, between Company and Guaranty Federal, as applicable, unless Company has knowledge as of the date hereof of the circumstance, event or occurrence or series of circumstances, events or occurrences giving rise to such claim.

         "COMPANY PREFERRED STOCK" has the meaning set forth in Section 5.2(a).

         "COMPANY QUARTERLY FINANCIAL STATEMENTS" has the meaning set forth in
Section 5.5(c).

         "COMPANY STOCK OPTION" has the meaning set forth in Section 4.1(c)(i).

         "COMPANY STOCK OPTION CONSIDERATION" has the meaning set forth in
Section 4.1(c)(i).

         "COMPANY STOCK OPTION PLAN" has the meaning set forth in Section 4.1(c)(i).

         "COMPANY'S FAIRNESS OPINION" has the meaning set forth in Section 5.23.

         "COMPANY'S FAIRNESS OPINION ADVISOR" has the meaning set forth in
Section 5.21.

         "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 8.1.

         "CONTINUING DIRECTOR" has the meaning set forth in Section 1.3(a).

         "CONTRACTS" has the meaning set forth in Section 5.14.

         "DELAWARE LAW" has the meaning set forth in Section 2.3.

         "EFFECTIVE TIME" has the meaning set forth in Section 2.3.

         "ENVIRONMENTAL LAWS" has the meaning set forth in Section 5.17.

         "ENVIRONMENTAL PERMITS" has the meaning set forth in Section 5.17.

         "ERISA" shall have the meaning set forth in Section 5.8(a).

         "ERISA AFFILIATE" has the meaning set forth in Section 5.8(a).

         "ESCROW AGENT" has the meaning set forth in Section 7.5.

         "ESCROW AGREEMENT" has the meaning set forth in Section 7.5.

         "EXCHANGE ACT" has the meaning set forth in Section 5.4(b).

         "GAAP" has the meaning set forth in Section 5.5(b).

         "GOVERNMENTAL ENTITY" has the meaning set forth in Section 5.4(b).

         "GOVERNMENTAL REGULATION" has the meaning set forth in Section 5.11.

         "GUARANTY FEDERAL" has the meaning set forth in the definition of Company Material Adverse Effect.

         "HAZARDOUS MATERIALS" has the meaning set forth in Section 5.17.

         "HSR ACT" has the meaning set forth in Section 5.4(b).

         "HSR CONDITION" has the meaning set forth in EXHIBIT 1.1 to this Agreement.

         "INDEMNIFIED PARTIES" has the meaning set forth in Section 8.5.

         "INITIAL EXPIRATION DATE" has the meaning set forth in Section 1.1(a).

         "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in Section 5.15(a).

         "IRS" shall mean the U.S. Internal Revenue Service.

         "KOCH ACTION" means (i) the lawsuit filed as a putative class action on January 22, 1997 in the Circuit Court of Mobile County, Mobile, Alabama, Case No. CV-97-251, against Company and certain of its Subsidiaries, and (ii) the lawsuit filed as a putative class action on May 28, 1997 in the San Francisco Superior Court, San Francisco, California, Case No. 987062, and any related matters filed under the Federal Arbitration Act in the United States District Court for the Northern District of California.

         "LAWS" shall mean any domestic (federal, state or local), foreign or supranational law, rule, regulation, order, judgment or decree.

         "LIEN" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, preemptive right, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever other than, with respect to Liens on securities, restrictions imposed by federal and applicable state securities Laws.

         "MARUBENI" has the meaning set forth in Section 5.7(b).

         "MARUBENI AGREEMENT" has the meaning set forth in Section 5.7(b).

         "MCBRIDE ACTION" means the lawsuit styled as McBride v. PLM International, Inc., U.S. District Court for the Northern District of California, Case No. C95 02818 CW.

         "MERGER" has the meaning set forth in Section 2.1.

         "MERGER CONSIDERATION" has the meaning set forth in Section
4.1(a)(iii).

         "MERGER CONTROL LAWS" means the HSR Act and the Laws of any other Governmental Entity with respect to competition, mergers or other business combinations.

         "MINIMUM CONDITION" has the meaning set forth in Section 1.1(a).

         "OFFER" has the meaning set forth in Section 1.1(a).

         "OFFER COMPLETION DATE" has the meaning set forth in Section 7.3(a).

         "OFFER CONDITIONS SATISFACTION DATE" has the meaning set forth in
Section 1.1(b).

         "OFFER DOCUMENTS" has the meaning set forth in Section 1.1(c). "OFFER PRICE" has the meaning set forth in Section 1.1(a).

         "PAYING AGENT" has the meaning set forth in Section 4.3(a).

         "PERMITS" has the meaning set forth in Section 5.11.

         "PERSON" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

         "PROPERTY RIGHTS" has the meaning set forth in Section 5.13.

         "PROXY STATEMENT" has the meaning set forth in Section 8.2(a).

         "RELATED AGREEMENT" has the meaning set forth in the preamble to this Agreement.

         "RELATED OPTION" has the meaning set forth in the Related Agreement.

         "SCHEDULE 14D-9" has the meaning set forth in Section 1.2(b).

         "SCHEDULE TO" has the meaning set forth in Section 1.1(c).

         "SEC" shall mean the U.S. Securities and Exchange Commission.

         "SEC REPORTS" has the meaning set forth in Section 5.5(a).

         "SECURITIES ACT" has the meaning set forth in Section 5.4(b).

         "SPECIAL MEETING" has the meaning set forth in Section 7.3(a).

         "SUBSIDIARY" shall mean, with respect to Buyer, Company or any other Person, any corporation, partnership, joint venture or other legal entity of which Buyer, Company or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity, excluding, with respect to Company, each of the limited liability companies, limited partnerships and other investment programs for which Company or any of its Subsidiaries serves, directly or indirectly, as a manager or general partner or in any similar capacity (including Professional Lease Management Income Fund I, LLC and the PLM Equipment Growth Fund series of investment partnerships).

         "SUPERIOR PROPOSAL" means a bona fide unsolicited written Acquisition Proposal to acquire a majority of the voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of Company for consideration consisting of cash or securities which the Board of Directors of Company concludes in good faith (after consultation with and receipt of advice from Company's financial advisors and outside legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Company's stockholders (in their capacities as stockholders), from a financial point of view, than the Transactions, and (ii) is reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is, in the good faith judgment of the Board of Directors of Company (after consultation with and receipt of advice from Company's financial advisors and outside legal counsel), reasonably capable of being financed by the Person making such Acquisition Proposal.

         "SURVIVING CORPORATION" has the meaning set forth in Section 2.1.

         "TAX" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax imposed by any Governmental Entity.

         "TERMINATION FEE" has the meaning set forth in Section 10.3(b).

         "TRANSACTIONS" has the meaning set forth in Section 1.2(a).

                  (b)  Other Rules of Construction.

                           (i)      References in this Agreement to any
gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

                           (ii)     The words "include", "including" or
"includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive.

                           (iii)    This Agreement is the joint drafting
product of Buyer and Company, and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

                           (iv)     In each case in this Agreement where this
Agreement or a Contract is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at Law.

                           (v)      All references in this Agreement to
financial terms shall be deemed to refer to such terms as they are defined under GAAP, consistently applied.

                           (vi)     References in this Agreement to a
Person's "knowledge" shall be deemed to refer to such Person's actual knowledge or, in the case of a Person that is not an individual, the actual knowledge of such Person's officers, directors, managers, general partners and their equivalents.

         Section 11.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         Section 11.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

         Section 11.11 LITIGATION. In the event of any litigation between Buyer, Company or any third-party beneficiary hereof concerning the terms of this Agreement or the Transactions, the prevailing party will be entitled to reimbursement of its reasonable costs and expenses, including reasonable attorneys fees incurred in trial, appellate and post-appellate proceedings.

         IN WITNESS WHEREOF, Buyer and Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                               MILPI ACQUISITION CORP.



                               By: /s/ James A. Coyne
                                   -------------------------------------
                                    James A. Coyne, Vice President



                               PLM INTERNATIONAL, INC.



                               By: /s/ Robert Tidball
                                   -------------------------------------
                                    Robert Tidball, Chairman

                                   EXHIBIT 1.1

                             CONDITIONS TO THE OFFER

         Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger, dated as of December 22, 2000 (the "AGREEMENT"), to which this EXHIBIT 1.1 is an exhibit.

         Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Buyer to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any tendered shares of Company Common Stock and (subject to any such rules or regulations) may delay the acceptance for payment of, or the payment for, any tendered shares of Company Common Stock and (except as provided in the Agreement) may amend or terminate the Offer as to any Company Common Stock not then paid for if (i) there are not validly tendered (and not withdrawn) prior to the expiration date of the Offer that number of shares of Company Common Stock that, when added to any such shares owned by Buyer or any of its Affiliates, will at least satisfy the Minimum Condition, (ii) any applicable waiting periods under the HSR Act or any other applicable Merger Control Laws shall not have expired or been terminated prior to the expiration of the Offer (the "HSR CONDITION"), or (iii) at any time on or after the date of the Agreement and before the expiration date of the Offer, any of the following events shall have occurred and be continuing:

                  (a) There shall have been instituted or be pending any action, suit or proceeding by or on behalf of any Governmental Entity (i) subject to
Section 7.4 of the Agreement, challenging or seeking to make illegal, materially delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acceptance for payment of any Company Common Stock by Buyer, or the consummation of the Merger, or seeking to obtain material damages in connection with the Offer or the Merger, (ii) subject to Section 7.4 of the Agreement, seeking to prohibit or limit materially the ownership or operation by Company, Buyer or any of their respective Subsidiaries of all or any of the business or assets of Company, Buyer or any of their respective Subsidiaries that is material to either Buyer and its Subsidiaries or Company and its Subsidiaries, in each case taken as a whole, or to compel Company, Buyer or any of their respective Subsidiaries as a result of the Offer or the Merger to dispose of or to hold separate all or any portion of the business or assets of such Person that is material to either Buyer and its Subsidiaries or Company and its Subsidiaries, in each case taken as a whole, (iii) subject to Section 7.4 of the Agreement, seeking to impose or confirm any limitation on the ability of Buyer to exercise effectively full rights of ownership of any Company Common Stock, including the right to vote any Company Common Stock acquired by Buyer pursuant to the Offer or otherwise on all matters properly presented to Company's stockholders, including the approval and adoption of the Agreement and the Merger, (iv) seeking to require divestiture by Buyer of any Company Common Stock, or (v) that otherwise would have a Company Material Adverse Effect or a Buyer Material Adverse Effect.

                  (b) There shall be in effect any injunction or other order, decree, judgment or ruling by a Governmental Entity of competent jurisdiction, or a Law, rule or regulation shall have been promulgated or enacted by a Governmental Entity, that, in any such case, subject to Section 7.4 of the Agreement, (i) restrains, prevents or prohibits the making or consummation of the Offer or of the Merger or that would make such consummation illegal, (ii) prevents, prohibits or restricts the ownership by Buyer (or any of its Affiliates) of any material portion of Company's business or assets or that would substantially deprive Buyer and/or its Affiliates of the benefit of ownership of Company's business or assets, or (iii) imposes material limitations on the ability of Buyer to effectively acquire any shares of Company Common Stock.

                  (c) (i) The Agreement or the Related Agreement shall have been terminated in accordance with its terms, or (ii) any events shall have occurred that gives Buyer the right to terminate either the Agreement or the Related Agreement.

                  (d) Any of the representations and warranties of Company contained in the Agreement shall not be true and correct on the date of the Agreement and as of the date of determination as if made on the date of determination, without taking into account any qualifications as to materiality or Company Material Adverse Effect, except where the failure of such representations and warranties to be true and correct, when taken together with all such other failures, would not have a Company Material Adverse Effect; PROVIDED, HOWEVER, that (i) the representations and warranties set forth in Sections 5.1 through 5.3 shall be true and correct in all respects, and (ii) such representations and warranties which are made as of a specific date need only be true as of such date.

                  (e) Company shall have failed to perform or comply with all agreements and covenants required to be performed by it under the Agreement on or before the date of determination, except where the failure to so perform, when taken together with all other such failures, would not have a Company Material Adverse Effect.

                  (f) Any party thereto (other than Buyer) shall have failed to perform or comply in all material respects with all agreements and covenants required to be performed by it under the Related Agreement on or before the date of determination.

                  (g) There shall have occurred any event, change, effect or development that, individually or in the aggregate with any other event, change, effect or development, has had or would reasonably be expected to have a Company Material Adverse Effect.

                  (h) There shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (v) in the case of any of the foregoing existing at the time of the execution of the Agreement, a material acceleration or worsening thereof.

                  (i) The Board of Directors of Company, or any committee thereof, shall have (i) modified in any adverse manner or withdrawn the Company Board Approval (including by amending the Schedule 14D-9), (ii) approved or recommended a Superior Proposal pursuant to Section 8.8(b), or (iii) resolved to take any of the actions specified in clauses (i) or (ii) above.

                  (j) Company shall have a minimum cash balance of less than the amount shown on EXHIBIT 8.9 to the Agreement.

         The foregoing conditions are for the sole benefit of Buyer and may be asserted by Buyer and, except for the Minimum Condition and otherwise subject to the terms of the Agreement, may be waived by Buyer, in whole or in part, at any time and from time to time, in the sole discretion of Buyer. The determination as to whether any condition has been satisfied shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that Buyer reserves the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered shares of Company Common Stock, Buyer shall either promptly pay for such Company Common Stock or promptly return such Company Common Stock. Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment pursuant thereto shall be returned forthwith to the tendering shareholders.

          With the exception of Exhibit 1.1, the exhibits listed in the table of contents to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request.